Filed Pursuant to Rule 424(b)(5)
Registration Statement No. 333-179835-01

The information in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer and sale is not permitted.

Subject to Completion

Preliminary Prospectus Supplement dated November 15, 2012

PROSPECTUS SUPPLEMENT

(To Prospectus dated March 1, 2012)

Florida Power Corporation d/b/a

Progress Energy Florida, Inc.

$             First Mortgage Bonds,         % Series due 2015

$             First Mortgage Bonds,         % Series due 2042

Florida Power Corporation d/b/a/ Progress Energy Florida, Inc. is offering $             aggregate principal amount of First Mortgage Bonds in two series. We are offering $            First Mortgage Bonds,         % Series due 2015 (the “2015 Mortgage Bonds”) and $            First Mortgage Bonds,         % Series due 2042 (the “2042 Mortgage Bonds”, and together with the 2015 Mortgage Bonds, the “Mortgage Bonds”). We will pay interest on the 2015 Mortgage Bonds at a rate of        % per year, payable semi-annually in arrears on                     and                      of each year, beginning on                     , 2013. The 2015 Mortgage Bonds will mature as to principal on         , 2015. We will pay interest on the 2042 Mortgage Bonds at a rate of         % per year, payable semi-annually in arrears on                     and                    of each year, beginning on                     , 2013. The 2042 Mortgage Bonds will mature as to principal on                     , 2042. The Mortgage Bonds are secured by a continuing lien of our mortgage and rank equally with all of our other first mortgage bonds from time to time outstanding. The lien of our mortgage is discussed under “Description of First Mortgage Bonds — Ranking and Security” on page 6 of the accompanying prospectus.

We may redeem the Mortgage Bonds of either series at our option at any time and from time to time, in whole or in part, as described in this prospectus supplement under the caption “Description of the Mortgage Bonds — Redemption — Optional Redemption.” There is no sinking fund for the Mortgage Bonds of either series.

The Mortgage Bonds will not be listed on any securities exchange or included in any automated quotation system. Currently, there is no public market for the Mortgage Bonds. Please read the information provided under the caption “Description of the Mortgage Bonds” in this prospectus supplement and “Description of First Mortgage Bonds” in the accompanying prospectus for a more detailed description of the Mortgage Bonds.

Investing in the Mortgage Bonds involves risks. See “Risk Factors” on page S-5 of this prospectus supplement.

	Price to Public (1)		Underwriting Discount (2)		Proceeds to Us Before Expenses (1)
Per 2015 Mortgage Bond		%		%		%
Total 2015 Mortgage Bonds	$		$		$
Per 2042 Mortgage Bond		%		%		%
Total 2042 Mortgage Bonds	$		$		$

(1)	Plus accrued interest, if any, from November , 2012, if settlement occurs after that date.

(2)	The underwriters have agreed to make a payment to us in an amount equal to $ , including in respect of expenses incurred by us in connection with the offerings. See “Underwriting.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

We expect the Mortgage Bonds to be ready for delivery only in book-entry form through the facilities of The Depository Trust Company for the accounts of its participants, including Clearstream Banking, société anonyme, Luxembourg and Euroclear Bank S.A./N.V., on or about November    , 2012.

Joint Book-Running Managers

Goldman, Sachs & Co.	J.P. Morgan	Morgan Stanley	RBC Capital Markets

The date of this prospectus supplement is November    , 2012.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus authorized by us. We have not, and the underwriters have not, authorized anyone to provide you with information that is different. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus authorized by us is accurate as of any date other than the date of the document containing the information or such other date as may be specified therein.

Prospectus Supplement

Prospectus

i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of these offerings. The second part, the accompanying prospectus, gives more general information, some of which does not apply to these offerings.

If the description of these offerings varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in or incorporated by reference in this prospectus supplement.

It is important for you to read and consider all information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the information contained in the documents to which we have referred you in “Where You Can Find More Information” in this prospectus supplement and the accompanying prospectus.

Unless we have indicated otherwise, or the context otherwise requires, references in this prospectus supplement and the accompanying prospectus to “Florida Power,” “Progress Energy Florida,” “we,” “us” and “our” or similar terms are to Florida Power Corporation d/b/a Progress Energy Florida, Inc. References in this prospectus supplement to “Mortgage Bonds” are to the 2015 Mortgage Bonds and the 2042 Mortgage Bonds, and references to “First Mortgage Bonds” are to first mortgage bonds issued under the Mortgage (as defined below) and from time to time outstanding.

ii

PROSPECTUS SUPPLEMENT SUMMARY

The following summary is qualified in its entirety by, and should be read together with, the more detailed information that is included elsewhere in this prospectus supplement and the accompanying prospectus, as well as the information that is incorporated or deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information” in this prospectus supplement for information about how you can obtain the information that is incorporated or deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus. Investing in the Mortgage Bonds involves risks. See “Risk Factors” in this prospectus supplement.

Progress Energy Florida

We are a regulated public utility engaged in the generation, transmission, distribution and sale of electricity. Our service territory covers approximately 20,000 square miles. Our service area includes the cities of St. Petersburg and Clearwater, as well as the central Florida area surrounding Orlando. At December 31, 2011, we were providing electric services, retail and wholesale, to approximately 1.6 million customers.

At December 31, 2011, we had a system of 14 power plants with summer generating capacity of 10,019 megawatts, which includes approximately 120 megawatts of jointly-owned generating capacity and approximately 860 megawatts of our nuclear generating unit, Crystal River Unit No. 3 Nuclear Plant, which has been out of service since September 2009. For the year ended December 31, 2011, our energy supply was comprised of approximately 56% gas and oil, 25% coal and 19% purchased power.

We are a Florida corporation. The address of our principal executive offices is 299 First Avenue North, St. Petersburg, Florida 33701. Our telephone number is (727) 820-5151.

As a result of a merger completed on July 2, 2012, we became an indirect subsidiary of Duke Energy Corporation.

The foregoing information about Progress Energy Florida is only a general summary and is not intended to be comprehensive. For additional information about Progress Energy Florida, you should refer to the information described under the caption “Where You Can Find More Information” in this prospectus supplement.

The Offering

Issuer	Florida Power Corporation d/b/a Progress Energy Florida, Inc.

Securities Offered	We are offering $ aggregate principal amount of 2015 Mortgage Bonds and offering $ aggregate principal amount of 2042 Mortgage Bonds.

Maturities	The 2015 Mortgage Bonds will mature on , 2015.
The 2042 Mortgage Bonds will mature on , 2042.

Interest Rates	% per year for the 2015 Mortgage Bonds.
% per year for the 2042 Mortgage Bonds.

Interest Payment Dates	Interest on each series of the Mortgage Bonds will be payable semi-annually in arrears on and of each year, beginning on , 2013.

Ranking	The Mortgage Bonds of each series will be secured by the lien of the Mortgage and will rank equally with all other First Mortgage Bonds from time to time outstanding. See “Description of the Mortgage Bonds — Ranking and Security.” At September 30, 2012, we had outstanding approximately $4.3 billion in aggregate principal amount of First Mortgage Bonds, which will rank equally with the Mortgage Bonds.

Collateral	In the opinion of our counsel, the Mortgage Bonds will be secured by a first mortgage lien, subject only to permitted encumbrances and liens, on substantially all of the fixed properties owned by us, except miscellaneous properties specifically excepted. After-acquired property is covered by the lien of the Mortgage, subject to existing liens at the time such property is acquired.

Optional Redemption	We will have the right to redeem the 2015 Mortgage Bonds, in whole or in part at any time and from time to time, at a redemption price equal to the greater of (1) 100% of the principal amount of the 2015 Mortgage Bonds being redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest on the 2015 Mortgage Bonds being redeemed (exclusive of interest accrued to the redemption date), discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus basis points, plus, in either case, accrued and unpaid interest on the principal amount of the 2015 Mortgage Bonds being redeemed to such redemption date.

At any time before six months prior to maturity of the 2042 Mortgage Bonds, we will have the right to redeem the 2042 Mortgage Bonds, in whole or in part and from time to time, at a redemption price equal to the greater of (1) 100% of the principal amount of the 2042 Mortgage Bonds being redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest on the 2042 Mortgage Bonds being redeemed (exclusive of interest accrued to the redemption date), discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus         basis points, plus, in either case, accrued and unpaid interest on the principal amount of the 2042 Mortgage Bonds being redeemed to such redemption date. At any time on or after six months prior to maturity of the 2042 Mortgage Bonds, we will have the right to redeem the 2042 Mortgage Bonds, in whole or in part and from time to time, at a redemption price equal to 100% of the principal amount of the 2042 Mortgage Bonds being redeemed plus accrued and unpaid interest on the principal amount of the 2042 Mortgage Bonds being redeemed to such redemption date. See “Description of the Mortgage Bonds — Redemption — Optional Redemption.”

Special Redemption	Upon the occurrence of specific events, we may redeem, at our option, the Mortgage Bonds of each series, together with all other outstanding First Mortgage Bonds, in whole, but not in part, at the make-whole redemption price applicable to the optional redemption of the Mortgage Bonds of such series (with respect to the 2042 Mortgage Bonds, at the redemption price applicable to the optional redemption of the 2042 Mortgage Bonds at any time before six months prior to maturity of the 2042 Mortgage Bonds) as described above, plus accrued and unpaid interest to the redemption date. See “Description of the Mortgage Bonds — Redemption — Special Redemption.”

No Sinking Fund	There is no sinking fund for either series of the Mortgage Bonds.

Issuance of Additional First Mortgage Bonds	Under the terms of the Mortgage, as of August 31, 2012, we could issue additional First Mortgage Bonds in amounts equal to approximately (i) $2.1 billion based upon the bondable value of property additions and (ii) $855.5 million based upon the amount of previously authenticated First Mortgage Bonds that have been cancelled or delivered for cancellation (approximately $ million after giving effect to these offerings).

Use of Proceeds	The aggregate net proceeds from the sale of the Mortgage Bonds, after deducting the respective underwriting discounts and related offering expenses and giving effect to the underwriters’ payment to us, will be approximately $ million. The net proceeds from the sale of the Mortgage Bonds will be used to repay at maturity our $425 million First Mortgage Bonds, 4.80% Series due March 1, 2013, to repay intercompany short-term debt under our money-pool borrowing arrangement with Duke Energy Corporation and for general corporate purposes. At October 31, 2012, we had approximately $119 million of outstanding money-pool borrowings at an annual interest rate of 0.52%.

We expect that the sales of the 2015 Mortgage Bonds and the 2042 Mortgage Bonds will take place concurrently. However, the sales of the 2015 Mortgage Bonds and the 2042 Mortgage Bonds are not conditioned upon each other, and we may consummate the sale of one series and not the other, or consummate the sales at different times.

Book-Entry	Each series of the Mortgage Bonds will be represented by one or more global securities registered in the name of and deposited with or on behalf of The Depository Trust Company (“DTC”) or its nominee. Beneficial interests in the Mortgage Bonds will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may elect to hold interests in the global securities through either DTC in the United States or Clearstream Banking, société anonyme, Luxembourg (“Clearstream, Luxembourg”) or Euroclear Bank S.A./N.V., as operator of the Euroclear System (the “Euroclear System”) in Europe if they are participants in those systems, or indirectly through organizations which are participants in those systems. This means that you will not receive a certificate for your Mortgage Bonds and Mortgage Bonds will not be registered in your name, except under certain limited circumstances described under the caption “Book-Entry System.”

Trustee	The Bank of New York Mellon.

RISK FACTORS

You should carefully consider the risk factors that are incorporated by reference herein from the section captioned “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2011, together with all of the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This prospectus supplement, the accompanying prospectus and the information incorporated by reference herein and therein, include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are based on our management’s beliefs and assumptions and on information currently available to us. These forward-looking statements are identified by terms and phrases such as “anticipate,” “believe,” “estimate,” “expect,” “continue,” “should,” “could,” “may,” “plan,” “project,” “predict,” “will,” “intend,” “potential,” “forecast,” “target,” “guidance,” “outlook,” and similar expressions. Forward-looking statements involve risks and uncertainties that may cause actual results to be materially different from the results predicted. Factors that could cause actual results to differ materially from those indicated in any forward-looking statement include, but are not limited to:

•

state and federal legislative and regulatory initiatives, including costs of compliance with existing and future environmental requirements, as well as rulings that affect cost and investment recovery or have an impact on rate structures;

•	the ability to recover eligible costs and earn an adequate return on investment through the regulatory process;

•

the scope of necessary repairs of the delamination of our Crystal River Unit No. 3 Nuclear Plant, which could prove more extensive or costly than is currently identified or could prove not to be feasible resulting in early retirement of the unit, and the cost of such repairs and/or associated replacement power, which could exceed estimates and insurance coverage or may not be recoverable through the regulatory process;

•	our ability to maintain relationships with customers, employees or suppliers post-merger;

•	our ability to successfully integrate our business with the other businesses of Duke Energy Corporation and realize cost savings and any other synergies expected from the merger;

•	the risk that our credit ratings may be different from what we expect;

•	the impact of compliance with material restrictions or conditions related to the Duke Energy Corporation merger imposed by regulators that exceed our expectations;

•	costs and effects of legal and administrative proceedings, settlements, investigations and claims;

•	industrial, commercial and residential growth or decline in our service territory, customer base or customer usage patterns;

•	additional competition in electric markets and continued industry consolidation;

•	the influence of weather and other natural phenomena on our operations, including the economic, operational and other effects of storms, hurricanes, droughts and tornadoes;

•	our ability to successfully operate electric generating facilities and deliver electricity to customers;

•	our ability to recover, in a timely manner, if at all, costs associated with future significant weather events through the regulatory process;

•	the impact on our facilities and businesses from a terrorist attack, cyber security threats and other catastrophic events;

•	the inherent risks associated with the operation and potential construction of nuclear facilities, including environmental, health, safety, regulatory and financial risks;

•	the timing and extent of changes in commodity prices and interest rates and the ability to recover such costs through the regulatory process, where appropriate;

•	unscheduled generation outages, unusual maintenance or repairs and electric transmission system constraints;

•

the results of our financing efforts, including our ability to obtain financing on favorable terms, which can be affected by various factors, including our credit ratings and general economic conditions;

•	declines in the market prices of equity securities and resultant cash funding requirements for our defined benefit pension plans and nuclear decommissioning trust funds;

•	the level of creditworthiness of counterparties to our transactions;

•	employee workforce factors, including the potential inability to attract and retain key personnel;

•	growth in opportunities for our business units;

•

construction and development risks associated with the completion of our capital investment projects in existing and new generation facilities, including risks related to financing, obtaining and complying with terms of permits, meeting construction budgets and schedules, and satisfying operating and environmental performance standards, as well as the ability to recover costs from ratepayers in a timely manner or at all;

•	the effect of accounting pronouncements issued periodically by accounting standard-setting bodies; and

•	the impact of potential goodwill impairments.

In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements included or incorporated by reference in this prospectus supplement and the accompanying prospectus might not occur or might occur to a different extent or at a different time than we have described. You should not put undue reliance on any forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RATIOS OF EARNINGS TO FIXED CHARGES

The ratios of earnings to fixed charges have been calculated using the Securities and Exchange Commission guidelines.

	Nine Months Ended September 30, 2012	Year Ended December 31,

		2011	2010	2009	2008	2007
	(dollars in millions)
Earnings (as defined for the fixed charges calculation):
Add:
Pretax income	$493	$494	$729	$671	$566	$461
Fixed charges, as below	235	275	300	278	305	224
Deduct:
Capitalized interest(a)	13	14	13	27	28	12

Total earnings (as defined for the fixed charges calculation)	$715	$755	$1,016	$922	$843	$673

Fixed charges (as defined for the fixed charges calculation):
Interest on debt, including capitalized portion	$207	$253	$271	$258	$236	$185
Estimate of interest within rental expense	28	22	29	20	69	39
Total fixed charges (as defined for the fixed charges calculation)	$235	$275	$300	$278	$305	$224

Ratio of earnings to fixed charges	3.04	2.75	3.39	3.32	2.76	3.00

(a)	Excludes equity costs related to allowance for equity funds used during construction that are included in other income (expense) on the Statements of Income.

USE OF PROCEEDS

The aggregate net proceeds from the sale of the Mortgage Bonds, after deducting the respective underwriting discounts and related offering expenses and giving effect to the underwriters’ payment to us, will be approximately $             million. The net proceeds from the sale of the Mortgage Bonds will be used to repay at maturity our $425 million First Mortgage Bonds, 4.80% Series due March 1, 2013, to repay intercompany short-term debt under our money-pool borrowing arrangement with Duke Energy Corporation and for general corporate purposes. At October 31, 2012, we had approximately $119 million of outstanding money-pool borrowings at an annual interest rate of 0.52%.

We expect that the sales of the 2015 Mortgage Bonds and the 2042 Mortgage Bonds will take place concurrently. However, the sales of the 2015 Mortgage Bonds and the 2042 Mortgage Bonds are not conditioned upon each other, and we may consummate the sale of one series and not the other, or consummate the sales at different times.

DESCRIPTION OF THE MORTGAGE BONDS

We will issue the Mortgage Bonds as two separate series under an Indenture, dated as of January 1, 1944, with The Bank of New York Mellon, as successor trustee (the “Mortgage Trustee”). The Indenture is supplemented by supplemental indentures. In the following discussion, we will refer to the Indenture and all indentures supplemental to the Indenture together as the “Mortgage.”

Please read the following information concerning the Mortgage Bonds in conjunction with the statements under “Description of First Mortgage Bonds” in the accompanying prospectus, which the following information supplements and, in the event of any inconsistencies, supersedes. Capitalized terms not defined in this prospectus supplement are used as defined in the Mortgage and supplemental indenture governing the Mortgage Bonds or as otherwise provided in the accompanying prospectus.

General

We will initially offer $             aggregate principal amount of the Mortgage Bonds, consisting of $             aggregate principal amount of the 2015 Mortgage Bonds and $            aggregate principal amount of 2042 Mortgage Bonds. We are issuing each series of the Mortgage Bonds as a new series of First Mortgage Bonds under our Mortgage. The Fifty-first Supplemental Indenture, to be dated as of November     , 2012, supplements, and will become a part of, the Mortgage and establishes the specific terms of the Mortgage Bonds. Except as provided under “— Basis for Issuance of the Mortgage Bonds,” we may, at any time, without the consent of the holders of the Mortgage Bonds, issue additional First Mortgage Bonds having the same ranking, interest rate, maturity and other terms as either the 2015 Mortgage Bonds or the 2042 Mortgage Bonds being offered hereby. Any such additional First Mortgage Bonds, together with the 2015 Mortgage Bonds or 2042 Mortgage Bonds, as the case may be, will be taken to constitute the same series of bonds under the Mortgage.

The Mortgage Bonds of each series will be sold in denominations of $2,000 and integral multiples of $1,000 above that amount. For more information on DTC, see “Book-Entry System — The Depository Trust Company” below.

Basis for Issuance of the Mortgage Bonds

We will issue the Mortgage Bonds under the Mortgage against previously authenticated First Mortgage Bonds that have been cancelled or delivered for cancellation.

As of August 31, 2012, we could issue under the Mortgage:

•	based upon the bondable value of property additions, up to approximately $2.1 billion of additional First Mortgage Bonds; and

•

based upon the amount of previously authenticated First Mortgage Bonds that have been canceled or delivered for cancellation, approximately $855.5 million (approximately $             million after giving effect to these offerings) of additional First Mortgage Bonds.

Maturity, Interest and Payment

The 2015 Mortgage Bonds will mature on                 , 2015 and the 2042 Mortgage Bonds will mature on                 , 2042.

We will pay interest on the 2015 Mortgage Bonds and the 2042 Mortgage Bonds at     % and     % per year, respectively. Interest on each series of the Mortgage Bonds will accrue from and including November     , 2012. We will pay interest on the Mortgage Bonds of each series on                     and                     of each year,

beginning                     , 2013. We will pay interest on the Mortgage Bonds of each series to the person(s) in whose name(s) the Mortgage Bonds of such series are registered at the close of business on the tenth calendar day next preceding the interest payment date, provided, however, that so long as the Mortgage Bonds of either series are registered in the name of DTC, its nominee or a successor depositary, the record date for interest payable on any interest payment date for the series of Mortgage Bonds so registered shall be the close of business on the business day immediately preceding such interest payment date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. If a due date for the payment of interest or principal falls on a day that is not a business day, then the payment will be made on the next succeeding business day, and no interest will accrue on the amounts payable for the period from and after the original due date and until the next business day.

Pursuant to the Mortgage, we will pay interest, to the extent enforceable under law, on any overdue installment of interest on the Mortgage Bonds at the highest rate of interest payable on any of the First Mortgage Bonds outstanding under the Mortgage.

Ranking and Security

The Mortgage Bonds of each series will be secured by the lien of the Mortgage and will rank equally with all our other First Mortgage Bonds from time to time outstanding. At September 30, 2012, we had approximately $4.3 billion in aggregate principal amount of First Mortgage Bonds outstanding. In the opinion of our counsel, the Mortgage constitutes a first mortgage lien, subject only to permitted encumbrances and liens, on substantially all of the fixed properties owned by us, except miscellaneous properties specifically excepted. After-acquired property is covered by the lien of the Mortgage, subject to existing liens at the time such property is acquired.

Dividend Restrictions

As of September 30, 2012, we had retained earnings of approximately $3.1 billion. None of our retained earnings are restricted by provisions of the Mortgage described in the accompanying prospectus that restrict the amount of retained earnings that we can use to pay cash dividends on our common stock.

Redemption

The Mortgage Bonds of each series are redeemable prior to maturity, as set forth below. We have agreed that before any applicable redemption date for either series, we will deposit with the Mortgage Trustee a sum of money equal to the applicable redemption price. If we elect to redeem any Mortgage Bonds of either series, we will notify the Mortgage Trustee of our election at least 45 days prior to the redemption date, or a shorter period acceptable to the Mortgage Trustee, including in the notice of redemption a reasonably detailed computation of the redemption price, or manner of calculation if not then known. Our failure to make the required deposit will constitute a completed default under the Mortgage on the specified redemption date and the subject Mortgage Bonds or, in the case of a special redemption, all outstanding First Mortgage Bonds, including the Mortgage Bonds, shall immediately become due and payable.

Optional Redemption

We will have the right to redeem the 2015 Mortgage Bonds, in whole or in part and from time to time, at a redemption price equal to the greater of (1) 100% of the principal amount of the 2015 Mortgage Bonds being redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest on the 2015 Mortgage Bonds being redeemed (exclusive of interest accrued to the redemption date), discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus         basis points, plus, in either case, accrued and unpaid interest on the principal amount of the 2015 Mortgage Bonds being redeemed to such redemption date.

At any time before six months prior to maturity of the 2042 Mortgage Bonds, we will have the right to redeem the 2042 Mortgage Bonds, in whole or in part and from time to time, at a redemption price equal to the greater of (1) 100% of the principal amount of the 2042 Mortgage Bonds being redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest on the 2042 Mortgage Bonds being redeemed (exclusive of interest accrued to the redemption date), discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus         basis points, plus, in either case, accrued and unpaid interest on the principal amount of the 2042 Mortgage Bonds being redeemed to such redemption date.

At any time on or after six months prior to maturity of the 2042 Mortgage Bonds, we will have the right to redeem the 2042 Mortgage Bonds, in whole or in part and from time to time, at a redemption price equal to 100% of the principal amount of the 2042 Mortgage Bonds being redeemed plus accrued and unpaid interest on the principal amount of the 2042 Mortgage Bonds being redeemed to such redemption date.

For purposes of these redemption provisions, the following terms have the following meanings:

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having an actual or interpolated maturity comparable to the remaining term of the Mortgage Bonds to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such Mortgage Bonds.

“Comparable Treasury Price” means, with respect to any redemption date, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if the Quotation Agent obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Quotation Agent” means one of the Reference Treasury Dealers appointed by us.

“Reference Treasury Dealer” means each of Goldman, Sachs & Co., J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC and RBC Capital Markets, LLC, plus one other financial institution appointed by us at the time of any redemption, or their respective affiliates or successors, each of which is a primary U.S. Government securities dealer in the United States (a “Primary Treasury Dealer”); provided, however, that if any of the foregoing or their affiliates or successors shall cease to be a Primary Treasury Dealer, we shall substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Quotation Agent, of the bid and asked prices for the applicable Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity or interpolated maturity (on a day count basis) of the applicable Comparable Treasury Issue, assuming a price for such Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the applicable Comparable Treasury Price for such redemption date.

Notice of redemption shall be given by mail not less than 30 nor more than 90 days prior to the date fixed for redemption to the holders of Mortgage Bonds to be redeemed, which, as long as the Mortgage Bonds are held in the book-entry only system, will be DTC, its nominee or a successor depositary. On and after the date fixed for redemption (unless we default in the payment of the redemption price and interest accrued thereon to such date), interest on the Mortgage Bonds, or the portions of them so called for redemption, shall cease to accrue. So long as the Mortgage Bonds are registered in the name of DTC, its nominee or a successor depositary, if we elect to redeem less than all of the Mortgage Bonds, DTC’s practice is to determine by lot the amount of the interest of each direct participant in DTC in the Mortgage Bonds to be redeemed. At all other times, the Mortgage Trustee shall draw by lot, in such manner as it deems appropriate, the particular Mortgage Bonds, or portions of them, to be redeemed. For further information on DTC and its practices, see “Book-Entry System — The Depository Trust Company” below.

Special Redemption

The Mortgage Bonds of each series, together with all other outstanding First Mortgage Bonds, are redeemable as a whole, but not in part, at our option, at the prices set forth below, upon not more than 90 days’ notice in the event that:

•	all of our outstanding common stock is acquired by some governmental body or instrumentality and we elect to redeem all outstanding First Mortgage Bonds, including the Mortgage Bonds; or

•

all, or substantially all, of the mortgaged and pledged property constituting bondable property, as defined in the Mortgage, that is then subject to the Mortgage as a first lien shall be released from the lien of the Mortgage pursuant to the provisions thereof, and available moneys held by the Mortgage Trustee, including any moneys deposited by us for the purpose, are sufficient to redeem all outstanding First Mortgage Bonds, including the Mortgage Bonds, at the applicable redemption prices (together with accrued interest to the date of redemption) upon the happening of such event.

In the event of a special redemption, the Mortgage Bonds of each series will be redeemable at the make-whole redemption price applicable to the optional redemption of the Mortgage Bonds of such series (with respect to the 2042 Mortgage Bonds, at the redemption price applicable to the optional redemption of the 2042 Mortgage Bonds at any time before six months prior to maturity of the 2042 Mortgage Bonds) as set forth above under “— Optional Redemption,” plus accrued and unpaid interest to the redemption date.

Sinking Fund

The Mortgage Bonds of each series will not be entitled to the benefit of any sinking fund or to a special redemption by operation of a sinking fund.

Satisfaction and Discharge of the Mortgage

Upon our request, all mortgaged property shall be reconveyed to us, the Mortgage shall be satisfied and discharged, and the lien of the Mortgage released, when:

•	we deliver to the Trustee for cancellation all First Mortgage Bonds and coupons previously authenticated and not previously cancelled; or

•

all First Mortgage Bonds not previously cancelled or delivered to the Trustee for cancellation shall be due and payable within one year, or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption, and we have deposited with the Trustee cash sufficient to pay at maturity or upon redemption all of such bonds; and

•	we have paid or caused to be paid all other sums payable under the Mortgage.

Concerning the Mortgage Trustee

The trustee under the Mortgage is The Bank of New York Mellon. Progress Energy Florida and some of its affiliates have banking relationships with The Bank of New York Mellon and its affiliates. The Bank of New York Mellon or its affiliate also serves as trustee or agent under other indentures and agreements pursuant to which securities of Progress Energy Florida and of some of its affiliates are outstanding.

The holders of not less than a majority in principal amount of the First Mortgage Bonds outstanding have the right to direct the time, method and place of conducting any proceedings for any remedy available to, or conferred by the Mortgage upon, the Mortgage Trustee; provided, however, that the Mortgage Trustee may, if it determines in good faith that such direction would involve the Mortgage Trustee in personal liability or be unjustly prejudicial to the rights of the non-assenting bondholders, decline to follow such direction. The Mortgage Trustee will not be liable for any action that it takes or omits to take in good faith in accordance with any such direction.

U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following discussion summarizes the material U.S. federal income tax considerations relevant to the acquisition, ownership and disposition of the Mortgage Bonds, and does not purport to be a complete analysis of all potential U.S. federal income tax considerations. This discussion only applies to Mortgage Bonds that are held as capital assets, within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”), and that are purchased in the initial offering at the initial offering price by Non-U.S. Holders (as defined below). This summary is based on the Code, administrative pronouncements, judicial decisions and regulations of the Treasury Department, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein. This discussion does not describe all of the U.S. federal income tax considerations that may be relevant to Non-U.S. Holders in light of their particular circumstances or to Non-U.S. Holders subject to special rules, such as certain financial institutions, tax-exempt organizations, insurance companies, traders or dealers in securities or commodities, persons holding Mortgage Bonds as part of a hedge or other integrated transaction, or certain former citizens or residents of the United States. Persons considering the purchase of Mortgage Bonds are urged to consult their tax advisors with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Furthermore, this discussion does not describe the effect of U.S. federal estate and gift tax laws or the effect of any applicable foreign, state or local laws.

We have not and will not seek any rulings or opinions from the Internal Revenue Service (the “IRS”) with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the acquisition, ownership or disposition of the Mortgage Bonds or that any such position would not be sustained.

Prospective investors should consult their own tax advisors with regard to the application of the U.S. federal income tax considerations discussed below to their particular situations as well as the application of any state, local, foreign or other tax laws, including gift and estate tax laws.

For purposes of this summary, a “Non-U.S. Holder” means a beneficial owner of a Mortgage Bond that, for U.S. federal income tax purposes, is not (i) an individual that is a citizen or resident of the United States; (ii) a corporation or other entity treated as a corporation for U.S. federal income tax purposes that is created or organized under the laws of the United States, any State thereof or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust if (A) a court within the United States is able to exercise primary control over its administration and one or more United States persons (as defined in the Code) have the authority to control all substantial decisions of such trust, or (B) the trust has made an election under the applicable Treasury regulations to be treated as a United States person.

If a partnership, or other entity or arrangement treated as a partnership for U.S. federal income tax purposes, holds Mortgage Bonds, the tax treatment of a partner in such a partnership will generally depend upon the status of the partner and the activities of the partnership. Partners in a partnership holding Mortgage Bonds should consult their tax advisor as to the particular U.S. federal income tax considerations relevant to the acquisition, ownership and disposition of the Mortgage Bonds applicable to them.

Interest

A Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on payments of interest on the Mortgage Bonds provided that such Non-U.S. Holder (A) does not directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of all classes of our or Duke Energy Corporation’s stock entitled to vote, (B) is not a controlled foreign corporation that is related to us or Duke Energy Corporation directly or constructively through stock ownership, (C) is not a bank receiving such interest on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business, and (D) satisfies certain certification requirements. Such certification requirements will be met if (x) the Non-U.S. Holder provides its name and address, and certifies on an IRS Form W-8BEN (or a substantially similar form), under penalties of perjury, that it is not a United States person or (y) a securities clearing organization or certain other financial institutions holding the Mortgage Bonds on behalf of the Non-U.S. Holder certifies on IRS Form W-8IMY, under penalties of perjury, that such certification has been received by it and furnishes us or our paying agent with a copy thereof. In addition, we or our paying agent must not have actual knowledge or reason to know that the beneficial owner of the Mortgage Bonds is a United States person.

If interest on the Mortgage Bonds is not effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States, but such Non-U.S. Holder does not satisfy the other requirements outlined in the preceding paragraph, interest on the Mortgage Bonds generally will be subject to U.S. withholding tax at a 30% rate (or lower applicable treaty rate).

If interest on the Mortgage Bonds is effectively connected with the conduct by a Non-U.S. Holder of a trade or business within the United States, and, if certain tax treaties apply, is attributable to a permanent establishment or fixed base within the United States, the Non-U.S. Holder generally will be subject to U.S. federal income tax on a net income basis at the rate applicable to United States persons generally (and, with respect to corporate holders, may also be subject to a 30% branch profits tax or a lower applicable treaty rate). If interest is subject to U.S. federal income tax on a net income basis in accordance with these rules, such interest payments will not be subject to U.S. withholding tax so long as the Non-U.S. Holder provides us or our paying agent with the appropriate documentation (generally an IRS Form W-8ECI).

Sale or Other Taxable Disposition of the Mortgage Bonds

A Non-U.S. Holder generally will not be subject to U.S. federal withholding tax with respect to gain, if any, recognized on the sale or other taxable disposition of the Mortgage Bonds. A Non-U.S. Holder will also generally not be subject to U.S. federal income tax with respect to such gain, unless (i) the gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States, and, if certain tax treaties apply, is attributable to a permanent establishment or fixed base within the United States, or (ii) in the case of a Non-U.S. Holder that is a nonresident alien individual, such Non-U.S. Holder is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are satisfied. In the case described in (i) above, gain or loss recognized on the disposition of such Mortgage Bonds generally will be subject to U.S. federal income taxation in the same manner as if such gain or loss were recognized by a United States person, and, in the case of a Non-U.S. Holder that is a foreign corporation, may also be subject to the branch profits tax at a rate of 30% (or a lower applicable treaty rate). In the case described in (ii) above, the Non-U.S. Holder will be subject to a 30% tax on any capital gain recognized on the disposition of the Mortgage Bonds (after being offset by certain U.S. source capital losses).

Information Reporting and Backup Withholding

Information returns will be filed annually with the IRS in connection with payments we make on the Mortgage Bonds. Copies of these information returns may also be made available under the provisions of a specific tax treaty or other agreement to the tax authorities of the country in which the Non-U.S. Holder resides. Unless the Non-U.S. Holder complies with certification procedures to establish that it is not a United States person, information returns may be filed with the IRS in connection with the proceeds from a sale or other disposition, and the Non-U.S. Holder may be subject to backup withholding tax (currently at a rate of 28%) on payments on the Mortgage Bonds or on the proceeds from a sale or other disposition of the Mortgage Bonds. The certification procedures required to claim the exemption from withholding tax on interest described above will satisfy the certification requirements necessary to avoid the backup withholding tax as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS in a timely manner.

BOOK-ENTRY SYSTEM

We have obtained the information in this section concerning DTC and its book-entry system and procedures from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

Each series of the Mortgage Bonds will be represented by one or more fully registered global securities. Each global security will be deposited with, or on behalf of, DTC or any successor thereto and registered in the name of Cede & Co., DTC’s nominee.

Investors may elect to hold interests in a global security through either DTC in the United States or Clearstream, Luxembourg or the Euroclear System in Europe if they are participants of such systems, or indirectly through organizations which are participants in such systems. Clearstream, Luxembourg and the Euroclear System will hold interests on behalf of their participants through customers’ securities accounts in Clearstream, Luxembourg’s and the Euroclear System’s names on the books of their respective depositaries, which in turn will hold such interests in customers’ securities accounts in the depositaries’ names on the books of DTC. Citibank, N.A. will act as depositary for Clearstream, Luxembourg and JPMorgan Chase Bank, N.A. will act as depositary for the Euroclear System (in such capacities, the “U.S. Depositaries”).

You may hold your interests in a global security in the United States through DTC, either as a participant in such system or indirectly through organizations which are participants in such system. So long as DTC or its nominee is the registered owner of the global securities representing the Mortgage Bonds, DTC or such nominee will be considered the sole owner and holder of the Mortgage Bonds for all purposes of the Mortgage Bonds and the Mortgage. Except as provided below, owners of beneficial interests in the Mortgage Bonds will not be entitled to have the Mortgage Bonds registered in their names, will not receive or be entitled to receive physical delivery of the Mortgage Bonds in definitive form and will not be considered the owners or holders of the Mortgage Bonds under the Mortgage, including for purposes of receiving any reports that we or the Mortgage Trustee deliver pursuant to the Mortgage. Accordingly, each person owning a beneficial interest in a Mortgage Bond must rely on the procedures of DTC or its nominee and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, in order to exercise any rights of a holder of Mortgage Bonds.

Unless and until we issue the Mortgage Bonds in fully certificated form under the limited circumstances described below under the heading “— Certificated Mortgage Bonds”:

•	you will not be entitled to receive physical delivery of a certificate representing your interest in the Mortgage Bonds;

•	all references in this prospectus supplement or in the accompanying prospectus to actions by holders will refer to actions taken by DTC upon instructions from its direct participants; and

•

all references in this prospectus supplement or the accompanying prospectus to payments and notices to holders will refer to payments and notices to DTC or Cede & Co., as the registered holder of the Mortgage Bonds, for distribution to you in accordance with DTC procedures.

The Depository Trust Company

DTC will act as securities depositary for the Mortgage Bonds. The Mortgage Bonds will be issued as fully registered securities registered in the name of Cede & Co. DTC is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” under the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” under the New York Uniform Commercial Code; and

•	a “clearing agency” registered under the provisions of Section 17A of the Securities Exchange Act of 1934.

DTC holds securities that its direct participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in direct participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC in turn is owned by a number of direct participants of DTC and members of the National Securities Clearing Corporation, Fixed Income Clearing Corporation and Emerging Markets Clearing Corporation (which are also subsidiaries of DTCC), as well as by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the Financial Industry Regulatory Authority, Inc. Access to the DTC system is also available to indirect participants such as securities brokers and dealers, banks and trust companies that clear transactions through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC. More information about DTC can be found at www.dtcc.com.

If you are not a direct participant or an indirect participant and you wish to purchase, sell or otherwise transfer ownership of, or other interests in the Mortgage Bonds, you must do so through a direct participant or an indirect participant. DTC agrees with and represents to DTC participants that it will administer its book-entry system in accordance with its rules and by-laws and requirements of law. The SEC has on file a set of the rules applicable to DTC and its direct participants.

Purchases of the Mortgage Bonds under DTC’s system must be made by or through direct participants, which will receive a credit for the Mortgage Bonds on DTC’s records. The ownership interest of each beneficial owner is in turn to be recorded on the records of direct participants and indirect participants. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participants through which such beneficial owners entered into the transaction. Transfers of ownership interests in the Mortgage Bonds are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive physical delivery of certificates representing their ownership interests in the Mortgage Bonds, except as provided below in “— Certificated Mortgage Bonds.”

To facilitate subsequent transfers, all Mortgage Bonds deposited with DTC are registered in the name of DTC’s nominee, Cede & Co. The deposit of Mortgage Bonds with DTC and their registration in the name of Cede & Co. has no effect on beneficial ownership. DTC has no knowledge of the actual beneficial owners of the Mortgage Bonds. DTC’s records reflect only the identity of the direct participants to whose accounts such Mortgage Bonds are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Book-Entry Format

Under the book-entry format, the Mortgage Trustee will pay interest and principal payments to Cede & Co., as nominee of DTC. DTC will forward the payment to the direct participants, who will then forward the payment to the indirect participants or to the beneficial owners. You may experience some delay in receiving your payments under this system.

DTC is required to make book-entry transfers on behalf of its direct participants and is required to receive and transmit payments of principal, premium, if any, and interest on the Mortgage Bonds. Any direct participant or indirect participant with which you have an account is similarly required to make book-entry transfers and to receive and transmit payments with respect to Mortgage Bonds on your behalf. We and the Mortgage Trustee have no responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Mortgage Bonds or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

The Mortgage Trustee will not recognize you as a holder of any Mortgage Bonds under the Mortgage and you can only exercise the rights of a holder indirectly through DTC and its direct participants. DTC has advised us that it will only take action regarding a Mortgage Bond if one or more of the direct participants to whom the Mortgage Bond is credited direct DTC to take such action. DTC can only act on behalf of its direct participants. Your ability to pledge Mortgage Bonds to indirect participants, and to take other actions, may be limited because you will not possess a physical certificate that represents your Mortgage Bonds.

Certificated Mortgage Bonds

Unless and until they are exchanged, in whole or in part, for Mortgage Bonds in definitive form in accordance with the terms of the Mortgage Bonds, the Mortgage Bonds may not be transferred except as a whole by DTC to a nominee of DTC; as a whole by a nominee of DTC to DTC or another nominee of DTC; or as a whole by DTC or a nominee of DTC to a successor of DTC or a nominee of such successor.

We will issue Mortgage Bonds to you or your nominees, in fully certificated registered form, rather than to DTC or its nominees, only if:

•

DTC notifies us that it is unwilling or unable to continue as depository or DTC is no longer a registered clearing agency under the Securities Exchange Act of 1934, and we are unable to appoint a qualified successor within 90 days;

•	an event of default has occurred and is continuing with respect to the Mortgage Bonds; or

•	we, at our option, and subject to DTC’s procedures, elect to effect an exchange of global securities for Mortgage Bonds issued to you or your nominees.

If any of the above events occurs, DTC is required to notify all direct participants that Mortgage Bonds in fully certificated registered form are available through DTC. DTC will then surrender each global security representing the Mortgage Bonds along with instructions for re-registration. The Mortgage Trustee will re-issue the Mortgage Bonds in fully certificated registered form and will recognize the registered holders of the certificated Mortgage Bonds as holders under the Mortgage.

Global Clearance and Settlement Procedures

Initial settlement for the Mortgage Bonds will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System. Secondary market trading between Clearstream, Luxembourg participants and/or Euroclear System participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream, Luxembourg and the Euroclear System, as applicable.

Cross-market transfers between persons holding directly or indirectly through DTC on the one hand, and directly or indirectly through Clearstream, Luxembourg participants or Euroclear System participants on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream, Luxembourg participants and Euroclear System participants may not deliver instructions directly to their respective U.S. Depositaries.

Because of time-zone differences, credits of Mortgage Bonds received in Clearstream, Luxembourg or the Euroclear System as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such Mortgage Bonds settled during such processing will be reported to the relevant Euroclear System Participant or Clearstream, Luxembourg participant on such business day. Cash received in Clearstream, Luxembourg or the Euroclear System as a result of sales of the Mortgage Bonds by or through a Clearstream, Luxembourg participant or a Euroclear System participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream, Luxembourg or the Euroclear System cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream, Luxembourg and the Euroclear System have agreed to the foregoing procedures in order to facilitate transfers of Mortgage Bonds among participants of DTC, Clearstream, Luxembourg and the Euroclear System, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued or changed at any time.

UNDERWRITING

We have entered into an underwriting agreement with respect to the Mortgage Bonds with the underwriters listed below for whom Goldman, Sachs & Co., J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC and RBC Capital Markets, LLC are acting as representatives. Subject to certain conditions, each of the underwriters has severally agreed to purchase the principal amount of Mortgage Bonds indicated in the following table:

Name	Principal Amount of 2015 Mortgage Bonds	Principal Amount of 2042 Mortgage Bonds
Goldman, Sachs & Co.	$	$
J.P. Morgan Securities LLC
Morgan Stanley & Co. LLC
RBC Capital Markets, LLC

Total	$	$

The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the Mortgage Bonds are subject to certain conditions, including the receipt of legal opinions relating to certain matters. The underwriters must purchase all the 2015 Mortgage Bonds or the 2042 Mortgage Bonds if they purchase any of the 2015 Mortgage Bonds or the 2042 Mortgage Bonds. However, the sales of the 2015 Mortgage Bonds and the 2042 Mortgage Bonds are not conditioned upon each other, and we may consummate the sales of one series and not the other, or consummate the sales at different times.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

Commissions and Discounts

The Mortgage Bonds sold by the underwriters to the public will initially be offered at the initial prices to the public set forth on the cover of this prospectus supplement and may be offered to certain dealers at these prices less a concession not in excess of (i)     % of the principal amount of the 2015 Mortgage Bonds or (ii)     % of the principal amount of the 2042 Mortgage Bonds. The underwriters may allow, and those dealers may reallow, a discount not in excess of (i)     % of the principal amount of the 2015 Mortgage Bonds or (ii)     % of the principal amount of the 2042 Mortgage Bonds to certain other dealers. If all the Mortgage Bonds are not sold at the initial prices to the public, the underwriters may change the prices to the public and the other selling terms.

The expenses of the offerings, not including the underwriting discounts, are estimated to be approximately $3 million. The underwriters have agreed to make a payment to us in an amount equal to $            , including in respect of expenses incurred by us in connection with the offerings.

New Issues of Mortgage Bonds

The Mortgage Bonds are new issues of securities with no established trading market. We have been advised by the underwriters that the underwriters intend to make a market in each series of the Mortgage Bonds, but they are not obligated to do so and may discontinue market-making at any time without notice. No assurance can be given as to the liquidity of any trading markets for the Mortgage Bonds.

Price Stabilization and Short Positions

In connection with the offerings, the underwriters may engage in transactions that stabilize, maintain, or otherwise affect the prices of the Mortgage Bonds. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater aggregate principal amount of Mortgage Bonds than they are required to purchase in the offerings. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the Mortgage Bonds while the offerings are in process.

These activities by the underwriters may stabilize, maintain or otherwise affect the market prices of the 2015 Mortgage Bonds and/or the 2042 Mortgage Bonds. As a result, the prices of the Mortgage Bonds may be higher than the prices that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include, among other activities, securities trading and underwriting, commercial and investment banking, financial advisory, corporate trust, investment management, investment research, principal investment, hedging, financing and brokerage activities. In the ordinary course of their respective businesses, some of the underwriters and/or their affiliates have in the past and may in the future provide us and our affiliates with financial advisory and other services for which they have and in the future will receive customary fees.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. In particular, affiliates of some of the underwriters may own some of our First Mortgage Bonds, Series 4.80% due March 1, 2013, which may be repaid, along with the other First Mortgage Bonds of that series, with a portion of the net proceeds from these offerings.

If any of the underwriters or their affiliates has a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the 2015 Mortgage Bonds and/or the 2042 Mortgage Bonds offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the 2015 Mortgage Bonds and/or the 2042 Mortgage Bonds offered hereby.

The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

EEA Selling Restrictions

This prospectus supplement is not a prospectus for the purposes of the European Union’s Directive 2003/71/EC (and any amendments thereto, including Directive 2010/73/EU) as implemented in member states of the European Economic Area (the “EEA”) (the “Prospectus Directive”). Neither Progress Energy Florida nor the underwriters have authorized, nor does it or they authorize, the making of any offer of the Mortgage Bonds through any financial intermediary, other than offers made by underwriters which constitute the final placement of the Mortgage Bonds contemplated in this prospectus supplement.

In relation to each Member State of the EEA which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of Mortgage Bonds which are the subject of the offerings contemplated by this prospectus supplement and the accompanying prospectus to the public in that Relevant Member State other than:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the underwriters for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of Mortgage Bonds shall require Progress Energy Florida or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of Mortgage Bonds to the public” in relation to any Mortgage Bonds in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Mortgage Bonds to be offered so as to enable an investor to decide to purchase or subscribe to the Mortgage Bonds, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State.

UK Selling Restrictions

Each underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Finance Service and Market Act 2000 (“FSMA”) received by it in connection with the issue or sale of the Mortgage Bonds in circumstances in which Section 21(1) of the FSMA does not apply to Progress Energy Florida; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Mortgage Bonds in, from or otherwise involving the United Kingdom.

EXPERTS

The financial statements, and the related financial statement schedule, incorporated in this Prospectus Supplement by reference from the Annual Report on Form 10-K of Florida Power Corporation d/b/a Progress Energy Florida, Inc. for the year ended December 31, 2011, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

The validity of the Mortgage Bonds will be passed upon for Progress Energy Florida by Kristen B. Parker, who is an Associate General Counsel of Progress Energy Florida. Certain legal matters with respect to the offering of the Mortgage Bonds will be passed upon for Progress Energy Florida by Robinson, Bradshaw & Hinson, P.A., Charlotte, North Carolina. Sidley Austin LLP, New York, New York, has acted as counsel to the underwriters.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, file annual, quarterly and current reports and other information with the Securities and Exchange Commission, or the SEC. Such reports and other information can be inspected and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates from the Public Reference Section of the SEC at its Washington, D.C. address. Please call the SEC at 1-800-SEC-0330 for further information. Our filings with the SEC, as well as additional information about us, are also available to the public through Duke Energy Corporation’s website at http://www.duke-energy.com and are made available as soon as reasonably practicable after such material is filed with or furnished to the SEC. The information on Duke Energy Corporation’s website is not a part of this prospectus supplement or the accompanying prospectus. Our filings are also available to the public through the SEC website at http://www.sec.gov.

The SEC allows us to “incorporate by reference” into this prospectus supplement the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. This prospectus supplement incorporates by reference the documents incorporated in the accompanying prospectus at the time the registration statement became effective and all later documents filed with the SEC, in all cases as updated and superseded by later filings with the SEC. We incorporate by reference the documents listed below and any future documents filed by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the offerings are completed:

•	Annual Report on Form 10-K for the year ended December 31, 2011;

•

Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2012, June 30, 2012 and September 30, 2012 and Amendment No. 1 on Form 10-Q/A amending the Form 10-Q for the period ended March 31, 2012; and

•	Current reports on Form 8-K filed on January 23, 2012, February 22, 2012, July 3, 2012, October 1, 2012 and October 31, 2012.

We, our intermediate, indirect parent company, Progress Energy, Inc., and its subsidiary, Carolina Power & Light Company d/b/a Progress Energy Carolinas, Inc., separately filed the combined Annual Report on Form 10-K and Quarterly Reports on Form 10-Q listed above. We do not intend to incorporate by reference into this prospectus the information relating to Progress Energy, Inc. and its subsidiaries (other than Progress Energy Florida), and we make no representation as to the information relating to Progress Energy, Inc. and its subsidiaries (other than Progress Energy Florida) contained in such combined reports.

We will provide you without charge a copy of these filings, other than any exhibits unless the exhibits are specifically incorporated by reference into this prospectus supplement. You may request a copy by writing us at the following address or telephoning one of the following numbers:

Investor Relations Department

Florida Power Corporation d/b/a Progress Energy Florida, Inc.

P.O. Box 1005

Charlotte, North Carolina 28201

(704) 382-3853 or (800) 488-3853 (toll-free)

PROSPECTUS

Florida Power Corporation d/b/a

Progress Energy Florida, Inc.

First Mortgage Bonds

Debt Securities

Preferred Stock

These securities are not obligations of, nor guaranteed by, Progress Energy, Inc., our corporate parent.

We will provide specific terms of these securities, and the manner in which they are being offered, in supplements to this prospectus. The securities may be offered on a delayed or continuous basis directly by us, through agents, underwriters or dealers as designated from time to time, through a combination of these methods or any other method as provided in the applicable prospectus supplement. You should read this prospectus and any supplement carefully before you invest. We cannot sell any of these securities unless this prospectus is accompanied by a prospectus supplement.

Investing in our securities involves risks. Before buying our securities, you should refer to the risk factors included in our periodic reports, in prospectus supplements relating to specific offerings and in other information that we file with the Securities and Exchange Commission. See “Risk Factors” on page 1.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated March 1, 2012.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration, or continuous offering, process. Under this shelf registration process, we may sell, from time to time, any combination of the securities described in this prospectus in one or more offerings. We may offer any of the following securities: First Mortgage Bonds, other Debt Securities and/or Preferred Stock.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. Any prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement. The registration statement we filed with the SEC includes exhibits that provide more detail on descriptions of the matters discussed in this prospectus. You should read this prospectus and the related exhibits filed with the SEC and any prospectus supplement together with additional information described under the heading “WHERE YOU CAN FIND MORE INFORMATION.”

OUR COMPANY

We are a regulated public utility incorporated under the laws of Florida in 1899. We are primarily engaged in the generation, transmission, distribution and sale of electricity in portions of Florida, including the cities of St. Petersburg and Clearwater as well as the central Florida area surrounding Orlando. We are an indirect, wholly-owned subsidiary of Progress Energy, Inc., a North Carolina corporation. All of our common stock is held directly by Florida Progress Corporation, a Florida corporation. Since 2003, we have operated our business under the assumed name Progress Energy Florida, Inc., although our legal name is still Florida Power Corporation.

Our principal executive offices are located at 299 First Avenue North, St. Petersburg, Florida 33701. Our telephone number is (727) 820-5151.

Unless the context requires otherwise, references in this prospectus to the terms “we,” “us,” “our” or other similar terms mean Florida Power Corporation d/b/a Progress Energy Florida, Inc.

USE OF PROCEEDS

Unless we state otherwise in any prospectus supplement, we will use the net proceeds from the sale of any offered securities:

—	to refund, repurchase, retire, redeem or reduce outstanding short- or long-term indebtedness;

—	to finance the construction of new facilities and maintenance of existing facilities;

—	to acquire other entities or their assets; and

—	for other general corporate purposes.

In the event that any proceeds are not immediately applied, we may temporarily invest them in federal, state or municipal government or agency obligations, commercial paper, bank certificates of deposit, or repurchase agreements collateralized by federal government or agency obligations, or we may deposit the proceeds with banks.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

Our ratio of earnings to fixed charges for each of the following periods was:

For the Twelve Months Ended December 31,
2011	2010	2009	2008	2007
2.75x	3.39x	3.32x	2.76x	3.00x

Our ratio of earnings to combined fixed charges and preferred stock dividends for each of the following periods was:

For the Twelve Months Ended December 31,
2011	2010	2009	2008	2007
2.73x	3.36x	3.29x	2.75x	2.98x

We define “earnings” as pretax income plus fixed charges less capitalized interest. We define “fixed charges” as the sum of interest on debt (including capitalized portion) and an imputed interest factor included in rentals.

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WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the SEC. Our SEC filing number is 1-03274. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on its public reference rooms. Additionally, information about us and our SEC filings is available on our web site at http://www.progress-energy.com. The contents of our web site do not constitute a part of this prospectus or any prospectus supplement hereto.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information in this prospectus. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until we sell all of the securities being registered; provided, however, that, unless we specifically state otherwise, we are not incorporating by reference any information furnished under Items 2.02 or 7.01 of any Current Report on Form 8-K.

—	Our Annual Report on Form 10-K for the year ended December 31, 2011.

—	Our Current Reports on Form 8-K filed January 23 and February 22, 2012.

We frequently make our SEC filings on a joint basis with Progress Energy, Inc. (“Progress Energy”), our indirect corporate parent, and Carolina Power & Light Company d/b/a Progress Energy Carolinas, Inc. (“PEC”), one of our affiliates. Any information included in such SEC filings that relates solely to

Progress Energy or PEC is not and shall not be deemed to be incorporated by reference into this prospectus or any prospectus supplement.

You may request a copy of these filings at no cost, by writing or calling us at the following address:

Progress Energy Florida, Inc.

c/o Progress Energy, Inc.

Investor Relations

410 South Wilmington Street

Raleigh, North Carolina 27601

Telephone: (919) 546-7474

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making any offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the respective dates on the front of those documents.

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RISK FACTORS

Investing in our securities involves risks that could affect us and our business, as well as the energy industry generally. Please see the risk factors described in our 2011 Form 10-K, which is incorporated by reference into this prospectus. Much of the business information, as well as the financial and operational data contained in our risk factors, is updated in our periodic and current reports, which are also incorporated by reference into this prospectus, and future supplements hereto. Before purchasing our securities, you should carefully consider the risks discussed in our 2011 Form 10-K and the other information in this prospectus, any supplement hereto, as well as the documents incorporated by reference herein or therein. Each of the risks described could result in a decrease in the value of our securities and your investment therein.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS

This prospectus, any supplement hereto, any free writing prospectus and the documents incorporated by reference herein or therein contain or will contain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The matters discussed throughout this prospectus, any supplement hereto, and any free writing prospectus and in the documents incorporated by reference herein or therein that are not historical facts are forward looking and, accordingly, involve estimates, projections, goals, forecasts, assumptions, risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. Any forward-looking statement is based on information current as of the date of this prospectus and speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made.

Examples of factors that you should consider with respect to any forward-looking statements made throughout this document include, but are not limited to, the following:

—

our and Progress Energy’s ability to obtain the approvals required to complete the proposed merger with Duke Energy Corporation (the “Merger”) and the impact of compliance with material restrictions or conditions potentially imposed by our and Progress Energy’s regulators;

—	the risk that the Merger is terminated prior to completion and results in significant transaction costs to Progress Energy and us;

—	our and Progress Energy’s ability to achieve the anticipated results and benefits of the Merger;

—	the impact of business uncertainties and contractual restrictions while the Merger is pending;

—

the scope of necessary repairs of the delamination of PEF’s Crystal River Unit No. 3 Nuclear Plant (CR3) could prove more extensive than is currently identified, such repairs could prove not to be feasible, the costs of repair and/or replacement power could exceed our estimates and insurance coverage or may not be recoverable through the regulatory process;

—	the impact of fluid and complex laws and regulations, including those relating to the environment and energy policy;

—	our ability to recover eligible costs and earn an adequate return on investment through the regulatory process;

—	the ability to successfully operate electric generating facilities and deliver electricity to customers;

—	the impact on our facilities and businesses from a terrorist attack, cyber security threats and other catastrophic events;

—

the ability to meet the anticipated future need for additional baseload generation and associated transmission facilities in our regulated service territories and the accompanying regulatory and financial risks;

—	our ability to meet current and future renewable energy requirements;

—	the inherent risks associated with the operation and potential construction of nuclear facilities, including environmental, health, safety, regulatory and financial risks;

—	the financial resources and capital needed to comply with environmental laws and regulations;

—	risks associated with climate change;

—	weather and drought conditions that directly influence the production, delivery and demand for electricity;

—	recurring seasonal fluctuations in demand for electricity;

—	the ability to recover in a timely manner, if at all, costs associated with future significant weather events through the regulatory process;

—	fluctuations in the price of energy commodities and purchased power and our ability to recover such costs through the regulatory process;

—	our ability to control costs, including operations and maintenance expense and large construction projects;

—	current economic conditions;

—	the ability to successfully access capital markets on favorable terms;

—	the stability of commercial credit markets and our access to short- and long-term credit;

—	the impact that increases in leverage or reductions in cash flow may have on us;

—	our ability to maintain current credit ratings and the impacts in the event our credit ratings are downgraded;

—	the investment performance of our nuclear decommissioning trust funds;

—	the investment performance of the assets of our pension and benefit plans and resulting impact on future funding requirements;

—	the impact of potential goodwill impairments; and

—	the outcome of any ongoing or future litigation or similar disputes and the impact of any such outcome or related settlements.

These and other risk factors are detailed from time to time in our filings with the SEC. Many, but not all, of the factors that may impact actual results are discussed in the Risk Factors section in our most recent annual report on Form 10-K, which is updated for material changes, if any, in our other SEC filings. You should carefully read these risk factors. All such factors are difficult to predict, contain uncertainties that may materially affect actual results and may be beyond our control. New factors emerge from time to time, and it is not possible for management to predict all such factors, nor can management assess the effect of each such factor.

DESCRIPTION OF FIRST MORTGAGE BONDS

General

We will issue First Mortgage Bonds in one or more series under an Indenture, dated as of January 1, 1944, with The Bank of New York Mellon, as successor trustee (the “Mortgage Trustee”), as supplemented by supplemental indentures, including one or more supplemental indentures relating to the First Mortgage Bonds.

In the following discussion, we will refer to the Indenture and all supplements to the Indenture together as the “Mortgage.” We will refer to all of our First Mortgage Bonds, including those already issued and those to be issued in the future, as “First Mortgage Bonds.” As of December 31, 2011, we had approximately $4.3 billion aggregate principal amount of First Mortgage Bonds outstanding.

The information we are providing you in this prospectus concerning the First Mortgage Bonds and the Mortgage is only a summary of the information provided in those documents and the information is qualified in its entirety by reference to the provisions of the Mortgage. You should consult the First Mortgage Bonds themselves, the Mortgage and other documents for more complete information on the First Mortgage Bonds or any particular series thereof. These documents appear as exhibits to the registration statement of which this prospectus is a part, or are incorporated by reference as exhibits to such registration statement, or will appear as exhibits to other documents that we will file with the SEC, which will be incorporated by reference into this prospectus. The Mortgage has been qualified under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”) and you should refer to the Trust Indenture Act for the provisions that apply to the First Mortgage Bonds. In the summary below, we have included references to applicable section numbers of the Mortgage so that you can more easily locate the relevant provisions.

Provisions of a Particular Series

The First Mortgage Bonds may from time to time, be issued in one or more series. You should consult the prospectus supplement or any free writing prospectus relating to any particular issue of the First Mortgage Bonds for the following information:

—	the designation, series and aggregate principal amount of the First Mortgage Bonds;

—	the percentage of the principal amount for which we will issue and sell the First Mortgage Bonds;

—	the date of maturity for the First Mortgage Bonds;

—	the rate at which the First Mortgage Bonds will bear interest or the method of determining that rate;

—	the dates on which interest is payable;

—	the denominations in which we will authorize the First Mortgage Bonds to be issued, if other than $1,000 or integral multiples of $1,000;

—	whether we will offer the First Mortgage Bonds in the form of global bonds and, if so, the name of the depositary for any global bonds;

—	the terms applicable to any rights to convert First Mortgage Bonds into or exchange them for other of our securities or those of any other entity;

—	redemption terms and sinking fund provisions, if any; and

—	any other specific terms that do not conflict with the Mortgage.

For more information, see Section 2.01 of the Mortgage.

No series of the First Mortgage Bonds will be limited in aggregate principal amount except as provided in the Mortgage. Unless the applicable prospectus supplement states otherwise, the covenants contained in the

Mortgage will not afford holders of the First Mortgage Bonds protection in the event of a change of control or highly leveraged transaction.

Form and Exchanges

Unless otherwise specified in the applicable prospectus supplement, we expect to issue the First Mortgage Bonds as fully registered bonds without coupons in denominations of $1,000 or any integral multiple of $1,000. Holders may exchange them, free of charge, for a like aggregate principal amount of other First Mortgage Bonds of different authorized denominations of the same series. Holders may also transfer the First Mortgage Bonds free of charge except for any stamp taxes or other governmental charges that may apply. The First Mortgage Bonds may be presented for transfer or exchange at the corporate trust office of the Trustee in New York, New York. For more information, see Sections 2.01 and 2.03 of the Mortgage.

Interest and Payment

The prospectus supplement for any First Mortgage Bonds will state the interest rate, the method of determination of the interest rate, and the date on which interest is payable. Unless the prospectus supplement states otherwise, principal and interest on First Mortgage Bonds held in (i) definitive or certificated form will be paid at the corporate trust office of the Mortgage Trustee in New York, New York, and (ii) global form will be paid as set forth herein under “Global Securities.”

Pursuant to the Mortgage, we will pay interest, to the extent enforceable under law, on any overdue installment of interest on the First Mortgage Bonds at the highest rate of interest payable on any of the First Mortgage Bonds outstanding under the Mortgage. For more information, see Section 2.01 and Article X of the Mortgage.

Redemption and Purchase of First Mortgage Bonds

If the First Mortgage Bonds are redeemable, the redemption terms will appear in the prospectus supplement. We may declare redemptions on at least 30 days’ notice to the holders of First Mortgage Bonds to be redeemed and to the Mortgage Trustee. We have agreed that before the redemption date we will deposit with the Mortgage Trustee a sum of money sufficient to redeem the subject First Mortgage Bonds. Our failure to make this required deposit will constitute a completed default under the Mortgage on the specified redemption date and the First Mortgage Bonds called for redemption shall immediately become due and payable. For more information, see Article VIII of the Mortgage.

First Mortgage Bonds are redeemable, in whole but not in part, on not more than 90 days’ notice to holders, at a redemption price of 100% of the principal amount thereof, together with accrued interest to the date of redemption, in the event that:

—	all of our outstanding common stock is acquired by some governmental body or instrumentality and we elect to redeem all First Mortgage Bonds; or

—

all or substantially all the mortgaged and pledged property, constituting bondable property as defined in the Mortgage, that is then subject to the Mortgage as a first lien shall be released from the lien of the Mortgage under the provisions thereof, and available moneys held by the Mortgage Trustee, including any moneys deposited by us for the purpose, are sufficient to redeem all the First Mortgage Bonds at the redemption prices (together with accrued interest to the date of redemption) specified therein applicable to the redemption thereof upon the happening of such event.

For more information, see Section 8.08 of the Mortgage.

Maintenance Fund

The Mortgage provides that the amount expended for property additions (excluding several stated exceptions) will, at the end of each year, equal the minimum provision for depreciation, for each calendar year subsequent to December 31, 1943, and if at the end of any such year we have not expended such required amount, we will, on or before the next succeeding March 31, deposit with the Mortgage Trustee the difference in cash. Certain credits are allowed against cash so required to be deposited. During the three years immediately following a cash deposit with the Mortgage Trustee, we may at any time or from time to time withdraw cash in an amount equal to any available maintenance credit. Cash not so withdrawn shall be applied towards the payment due upon maturity or for the redemption of outstanding First Mortgage Bonds as provided in the Mortgage. For more information, see Sections 5.08 and 1.05 of the Mortgage.

We must provide the Mortgage Trustee with an annual maintenance certificate with respect to the bondable value of property additions.

The minimum provision for depreciation means an amount equal to:

—	15% of our gross operating revenues, net of the cost of electric energy purchased for resale; less

—	an amount equal to the aggregate of the charges to operating expense for maintenance; provided, however,

—	that the minimum provision for depreciation for any period shall not exceed the maximum provision for depreciation, as defined, for the period.

The maximum provision for depreciation shall mean as to each full calendar year, an amount equal to:

—	$755,000, plus

—	2.25% of the sum of all property additions after January 1, 1944 up to the beginning of the subject calendar year, less

—	2.25% of the aggregate amount of all retirements of bondable property during the period after January 1, 1944 up to the beginning of the subject calendar year.

For periods other than a calendar year, the maximum provision for depreciation shall be based upon the maximum provision for depreciation for the calendar year ended during such period multiplied by the number of calendar months or fractions thereof included in such period and divided by 12.

As of December 31, 2011, we had a cumulative maintenance credit of approximately $12.4 billion.

Ranking and Security

The First Mortgage Bonds will be secured by the lien of the Mortgage and will rank equally with all bonds outstanding thereunder. In the opinion of our counsel, the Mortgage constitutes a first mortgage lien, subject only to permitted encumbrances and liens, on substantially all of the fixed properties owned by us except miscellaneous properties specifically excepted. In addition, after-acquired property is covered by the lien of the Mortgage, subject to existing liens at the time such property is acquired. For more information, see the Preambles and Section 2.01 of the Mortgage.

Issuance of Additional First Mortgage Bonds

First Mortgage Bonds may be issued under the Mortgage in a principal amount equal to:

—	an amount not exceeding 60% of the bondable value of property additions, which term generally includes all of our tangible property that we are authorized to acquire, own and operate, that has become subject to the Mortgage and which is used in connection with the generation, purchase, transmission, distribution or sale of electricity for light, heat, power or other purposes;

—	an additional aggregate principal amount not exceeding the aggregate principal amount of refundable prior lien bonds deposited with the Mortgage Trustee or judicially determined to be invalid;

—	an additional aggregate principal amount not exceeding the aggregate principal amount of any outstanding First Mortgage Bonds that have been canceled or delivered for cancellation; and

—	an additional aggregate principal amount equal to the amount of cash deposited with the Mortgage Trustee against the issuance of bonds.

For more information, see Sections 4.03 thorough 4.06 of the Mortgage.

As of December 31, 2011, the bondable value of property additions under the first bullet point above was approximately $3.4 billion permitting the issuance of approximately $2.1 billion of additional bonds. As of December 31, 2011, the additional aggregate principal amount of First Mortgage Bonds that could be issued based upon the amount of previously issued First Mortgage Bonds that have been canceled or delivered for cancellation under the third bullet point above was approximately $856 million. Cash deposited with the Mortgage Trustee under the fourth bullet point above may be withdrawn in an amount equal to the principal amount of any First Mortgage Bonds we would otherwise be entitled to have authenticated under any of the provisions referred to in the first three bullet points above, and may also be used for the purchase or redemption of First Mortgage Bonds which, by their terms, are redeemable. For more information, see Section 4.06 of the Mortgage.

First Mortgage Bonds may be authenticated pursuant to the first and fourth bullet points above (and in certain cases pursuant to the second and third bullet points above) only if net earnings for 12 successive months in the 15 months immediately preceding the first day of the month in which application for additional First Mortgage Bonds is made shall be at least two times the annual interest charges on the First Mortgage Bonds and prior lien bonds outstanding and to be outstanding. For more information, see Sections 4.08 and 1.06 of the Mortgage.

Restriction on Dividends

Unless otherwise stated in the prospectus supplement, in the case of First Mortgage Bonds issued under this prospectus and any accompanying prospectus supplement, and so long as any First Mortgage Bonds are outstanding, we may only pay cash dividends on our common stock, and make any other distribution to Florida Progress, our common stockholder, out of our net income subsequent to December 31, 1943. For more information, see Section 5.24 of the Mortgage.

Release and Substitution of Property

Subject to various limitations, property may be released from the lien of the Mortgage when sold or exchanged, upon the basis of:

—	cash deposited with the Mortgage Trustee;

—	the principal amount of any purchase money obligations pledged with the Mortgage Trustee;

—	the fair value of any property additions certified to the Mortgage Trustee and acquired by us in exchange for the property to be released; or

—

if non-bondable property is to be released, the fair value of property and certain securities certified to the Mortgage Trustee and acquired by us in exchange for the property to be released, less the principal amount of certain outstanding prior lien bonds.

For more information, see Section 9.03 of the Mortgage.

If all or substantially all of the mortgaged and pledged property constituting bondable property which at the time shall be subject to the lien of the Mortgage as a first lien shall be released, whether pursuant to our request or by eminent domain, then we are required to redeem all the First Mortgage Bonds and have agreed to deposit with the Mortgage Trustee sufficient cash for that purpose. Any new property acquired to take the place of any property released shall be subjected to the lien of the Mortgage. For more information, see Sections 8.08(b), 9.03, 9.05 and 9.11 of the Mortgage.

Modification of Mortgage

The Mortgage may generally be modified with the consent of the holders of not less than 75% in aggregate principal amount of First Mortgage Bonds outstanding which would be affected by the action proposed to be taken, except no such modifications shall:

—

extend the maturity of any First Mortgage Bonds, or reduce the interest rate or extend the time of payment thereof, or reduce the principal amount thereof, without the express consent of the holder of each First Mortgage Bond affected;

—	reduce the percentage of holders who must consent to the modifications referred to in this section without the consent of the holders of all First Mortgage Bonds outstanding;

—	permit the creation of a prior or equal lien on the pledged property; or

—	deprive any First Mortgage Bond of the lien of the Mortgage.

For more information, see Section 17.02 of the Mortgage.

Default

In the event of a completed default, the Mortgage Trustee or the holders of at least 25% of the outstanding First Mortgage Bonds may declare the principal of all outstanding First Mortgage Bonds immediately due and payable. The following are defined as completed defaults in the Mortgage:

—	default in the payment of principal of, and premium, if any, on any of the First Mortgage Bonds when due and payable, whether at maturity or by declaration, or otherwise;

—	default continued for 60 days in the payment of any interest on any of the First Mortgage Bonds;

—	default in the payment of principal or interest upon any outstanding prior lien bonds continued beyond any applicable grace period;

—	certain acts of bankruptcy, insolvency or reorganization; and

—

default continued for 60 days after written notice to us by the Mortgage Trustee (or to us and the Mortgage Trustee by the holders of at least 25% in principal amount of the then outstanding First Mortgage Bonds) in the observance or performance of any other covenant, agreement or condition contained in the Mortgage or in any of the First Mortgage Bonds.

For more information, see Section 10.01 of the Mortgage.

If all defaults have been cured, however, the holders of not less than a majority in aggregate principal amount of the First Mortgage Bonds then outstanding may rescind and annul the declaration and its consequences. If the Mortgage Trustee in good faith determines it to be in the interest of the holders of the First Mortgage Bonds, it may withhold notice of default, except in payment of principal, premium, if any, interest or sinking fund payments, if any, for retirement of First Mortgage Bonds. We are required by the Mortgage to report annually to the Mortgage Trustee as to the absence of default and compliance with the provisions of the Mortgage. For more information, see Sections 10.01, 10.02 and 5.23 of the Mortgage.

The holders of not less than a majority in principal amount of the First Mortgage Bonds outstanding have the right to direct the time, method and place of conducting any proceedings for any remedy available to, or conferred by the Mortgage upon, the Mortgage Trustee; provided, however, that the Mortgage Trustee may, if it determines in good faith that such direction would involve the Mortgage Trustee in personal liability or be unjustly prejudicial to the rights of the non-assenting bondholders, decline to follow such direction. For more information, see Section 10.06 of the Mortgage.

Evidence to Be Furnished to the Mortgage Trustee Under the Mortgage

We may demonstrate compliance with Mortgage provisions regarding certificates and opinions by providing written statements to the Mortgage Trustee from our officers or experts we select. For instance, we may select an engineer or appraiser to provide a written statement regarding the value of property being certified or released, or an accountant regarding net earnings, or counsel regarding property titles and compliance with the Mortgage generally. In certain significant matters, applicable law requires that an accountant or engineer must be independent. For more information, see Section 314(d) of the Trust Indenture Act. We must file certificates and other papers each year and whenever certain events occur. Additionally, we must provide evidence from time to time demonstrating our compliance with the conditions and covenants under the Mortgage.

Relationship With the Mortgage Trustee

In the normal course of business, the Mortgage Trustee or its affiliates may, from time to time, provide certain commercial banking, investment banking, and securities underwriting services to us and our affiliates. The Mortgage Trustee’s affiliate currently serves as Debt Securities Trustee under our Debt Securities Indenture described below.

DESCRIPTION OF DEBT SECURITIES

General

The Debt Securities offered by this prospectus will be our direct unsecured general obligations. This prospectus describes certain general terms of the Debt Securities offered through this prospectus. When we offer to sell a particular series of Debt Securities, we will describe the specific terms of that series in a prospectus supplement. The Debt Securities will be issued under the Indenture (for Debt Securities), dated as of December 7, 2005, between us and The Bank of New York Mellon Trust Company, National Association, as successor trustee, or one or more additional indentures for Debt Securities between us and a trustee elected by us. The Indenture (for Debt Securities) is incorporated by reference into the registration statement of which this prospectus is a part. The form of any additional indenture, between us and a trustee which we will name, under which we may issue Debt Securities is filed as an exhibit to the registration statement. In this prospectus we refer to each of the Indenture (for Debt Securities) and the form of indenture for Debt Securities, as applicable, as the “Debt Securities Indenture.” We refer to the trustee under any Debt Securities Indenture as the “Debt Securities Trustee.”

The prospectus supplement applicable to a particular series of Debt Securities may state that a particular series of Debt Securities will be our subordinated obligations. The form of Debt Securities Indenture referred to above includes optional provisions (designated by brackets (“[ ]”)) that we would expect to appear in a separate indenture for subordinated debt securities in the event we issue subordinated debt securities. In the following discussion, we refer to any subordinated obligations as the “Subordinated Debt Securities.” Unless the applicable prospectus supplement provides otherwise, we will use a separate Debt Securities Indenture for any Subordinated Debt Securities that we may issue. The Indenture (For Debt Securities) dated as of December 7, 2005 has been, and any future Debt Securities Indenture will be, qualified under the Trust Indenture Act and you should refer to the Trust Indenture Act for the provisions that apply to the Debt Securities.

We have summarized selected provisions of the Debt Securities Indenture below. Each Debt Securities Indenture will be independent of any other Debt Securities Indenture unless otherwise stated in a prospectus supplement. The summary that follows is not complete and the summary is qualified in its entirety by reference to the provisions of the applicable Debt Securities Indenture. You should consult the applicable Debt Securities, Debt Securities Indenture, any supplemental indentures, officers’ certificates and other related documents for more complete information on the Debt Securities. These documents appear as exhibits to, or are incorporated by reference into, the registration statement of which this prospectus is a part, or will appear as exhibits to other documents that we will file with the SEC, which will be incorporated by reference into this prospectus. In the summary below, we have included references to applicable section numbers of the Debt Securities Indenture so that you can easily locate these provisions.

Ranking

Our Debt Securities that are not designated Subordinated Debt Securities will be effectively subordinated to all of our currently outstanding and future First Mortgage Bonds to the extent of the value of the collateral securing such First Mortgage Bonds. The First Mortgage Bond holders have a first lien on substantially all of our assets. Our Debt Securities that are designated Subordinated Debt Securities will be subordinate to all of our currently outstanding and future First Mortgage Bonds and Debt Securities that are not designated Subordinated Debt Securities. As of December 31, 2011, we had an aggregate principal amount of $4.3 billion First Mortgage Bonds outstanding and an aggregate principal amount of $150 million of unsecured indebtedness outstanding, none of which were Subordinated Debt Securities. The Indenture (For Debt Securities) does not limit the amount of First Mortgage Bonds that we may issue.

Provisions of a Particular Series

The Debt Securities may from time to time be issued in one or more series. You should consult the prospectus supplement relating to any particular series of Debt Securities for the following information:

—	the title of the Debt Securities;

—	any limit on aggregate principal amount of the Debt Securities or the series of which they are a part;

—	the date(s), or method for determining the date(s), on which the principal of the Debt Securities will be payable;

—	the rate, including the method of determination if applicable, at which the Debt Securities will bear interest, if any, and

—	the date from which any interest will accrue;

—	the dates on which we will pay interest;

—	our ability to defer interest payments and any related restrictions during any interest deferral period; and

—	the record date for any interest payable on any interest payment date;

—	the place where

—	the principal of, premium, if any, and interest on the Debt Securities will be payable;

—	you may register transfer of the Debt Securities;

—	you may exchange the Debt Securities; and

—	you may serve notices and demands upon us regarding the Debt Securities;

—	the security registrar for the Debt Securities and whether the principal of the Debt Securities is payable without presentment or surrender of them;

—	the terms and conditions upon which we may elect to redeem any Debt Securities, including any replacement capital or similar covenants limiting our ability to redeem any Subordinated Debt Securities;

—	the denominations in which we may issue Debt Securities, if other than $1,000 and integral multiples of $1,000;

—

the terms and conditions upon which the Debt Securities must be redeemed or purchased due to our obligations pursuant to any sinking fund or other mandatory redemption or tender provisions, or at the holder’s option, including any applicable exceptions to notice requirements;

—	the currency, if other than United States currency, in which payments on the Debt Securities will be payable;

—

the terms according to which elections can be made by us or the holder regarding payments on the Debt Securities in currency other than the currency in which the Debt Securities are stated to be payable;

—	if payments are to be made on the Debt Securities in securities or other property, the type and amount of the securities and other property or the method by which the amount shall be determined;

—

the manner in which we will determine any amounts payable on the Debt Securities that are to be determined with reference to an index or other fact or event ascertainable outside the applicable indenture;

—	if other than the entire principal amount, the portion of the principal amount of the Debt Securities payable upon declaration of acceleration of their maturity;

—	any addition to the events of default applicable to any Debt Securities and any additions to our covenants for the benefit of the holders of the Debt Securities;

—	the terms applicable to any rights to convert Debt Securities into or exchange them for other of our securities or those of any other entity;

—	whether we are issuing Debt Securities as global securities, and if so,

—	any limitations on transfer or exchange rights or the right to obtain the registration of transfer;

—	any limitations on the right to obtain definitive certificates for the Debt Securities; and

—	any other matters incidental to the Debt Securities;

—	whether we are issuing the Debt Securities as bearer securities;

—

any limitations on transfer or exchange of Debt Securities or the right to obtain registration of their transfer, and the terms and amount of any service charge required for registration of transfer or exchange;

—	any exceptions to the provisions governing payments due on legal holidays, or any variations in the definition of business day with respect to the Debt Securities;

—	any collateral security, assurance, guarantee or other credit enhancement applicable to the Debt Securities; and

—	any other terms of the Debt Securities not in conflict with the provisions of the applicable Debt Securities Indenture.

For more information, see Section 301 of the applicable Debt Securities Indenture.

Debt Securities may be sold at a substantial discount below their principal amount. You should consult the applicable prospectus supplement for a description of certain special United States federal income tax considerations that may apply to Debt Securities sold at an original issue discount or denominated in a currency other than dollars.

Unless the applicable prospectus supplement states otherwise, the covenants contained in the applicable indenture will not afford holders of Debt Securities protection in the event we have a change in control or are involved in a highly-leveraged transaction.

Subordination

The applicable prospectus supplement may provide that a series of Debt Securities will be Subordinated Debt Securities, subordinate and junior in right of payment to all of our Senior Indebtedness, as defined below. If so, we will issue these securities under a separate Debt Securities Indenture for Subordinated Debt Securities. For more information, see Article XV of the form of Debt Securities Indenture.

Unless the applicable prospectus supplement states otherwise, no payment of principal of, including redemption and sinking fund payments, or any premium or interest on, the Subordinated Debt Securities may be made if:

—	there occur certain acts of bankruptcy, insolvency, liquidation, dissolution or other winding up of our company;

—	any Senior Indebtedness is not paid when due;

—

any applicable grace period with respect to other defaults with respect to any Senior Indebtedness has ended, the default has not been cured or waived and the maturity of such Senior Indebtedness has been accelerated because of the default; or

—	the maturity of the Subordinated Debt Securities of any series has been accelerated because of a default and Senior Indebtedness is then outstanding.

Upon any distribution of our assets to creditors upon any dissolution, winding-up, liquidation or reorganization, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all principal of, and any premium and interest due or to become due on, all outstanding Senior Indebtedness must be paid in full before the holders of the Subordinated Debt Securities are entitled to payment. For more information, see Section 1502 of the applicable Debt Securities Indenture. The rights of the holders of the Subordinated Debt Securities will be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions applicable to Senior Indebtedness until all amounts owing on the Subordinated Debt Securities are paid in full. For more information, see Section 1504 of the applicable Debt Securities Indenture.

Unless the applicable prospectus supplement states otherwise, the term “Senior Indebtedness” means:

—	all obligations (other than non-recourse obligations and the indebtedness issued under the Subordinated Debt Securities Indenture) of, or guaranteed or assumed by, us:

—	for borrowed money (including both senior and subordinated indebtedness for borrowed money, but excluding the Subordinated Debt Securities);

—	for the payment of money relating to any lease that is capitalized on our consolidated balance sheet in accordance with generally accepted accounting principles; or

—	indebtedness evidenced by bonds, debentures, notes or other similar instruments.

In the case of any such indebtedness or obligations, Senior Indebtedness includes amendments, renewals, extensions, modifications and refundings, whether existing as of the date of the Subordinated Debt Securities Indenture or subsequently incurred by us.

The Subordinated Debt Securities Indenture does not limit the aggregate amount of Senior Indebtedness that we may issue.

Form, Exchange and Transfer

Unless the applicable prospectus supplement states otherwise, we will issue Debt Securities only in fully registered form without coupons and in denominations of $1,000 and integral multiples of that amount. For more information, see Sections 201 and 302 of the applicable Debt Securities Indenture.

Holders may present Debt Securities for exchange or for registration of transfer, duly endorsed or accompanied by a duly executed instrument of transfer, at the office of the security registrar or at the office of any transfer agent we may designate. Exchanges and transfers are subject to the terms of the applicable indenture and applicable limitations for global securities. We may designate ourselves the security registrar.

No charge will be made for any registration of transfer or exchange of Debt Securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge that the holder must pay in connection with the transaction. Any transfer or exchange will become effective upon the security registrar or transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. For more information, see Section 305 of the applicable Debt Securities Indenture.

The applicable prospectus supplement will state the name of any transfer agent, in addition to the security registrar initially designated by us, for any Debt Securities. We may at any time designate additional transfer agents or withdraw the designation of any transfer agent or make a change in the office through which any transfer agent acts. We must, however, maintain a transfer agent in each place of payment for the Debt Securities of each series. For more information, see Section 602 of the applicable Debt Securities Indenture.

We will not be required to:

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issue, register the transfer of, or exchange any Debt Securities or any tranche of any Debt Securities during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any Debt Securities called for redemption and ending at the close of business on the day of mailing; or

—	register the transfer of, or exchange any Debt Securities selected for redemption except the unredeemed portion of any Debt Securities being partially redeemed.

For more information, see Section 305 of the applicable Debt Securities Indenture.

Payment and Paying Agents

Unless the applicable prospectus supplement states otherwise, we will pay interest on a Debt Security on any interest payment date to the person in whose name the Debt Security is registered at the close of business on the regular record date for the interest payment. For more information, see Section 307 of the applicable Debt Securities Indenture.

Unless the applicable prospectus supplement provides otherwise, we will pay principal and any premium and interest on Debt Securities at the office of the paying agent whom we will designate for this purpose. Unless the applicable prospectus supplement states otherwise, the corporate trust office of the Debt Securities Trustee in New York City will be designated as our sole paying agent for payments with respect to Debt Securities of each series. Any other paying agents initially designated by us for the Debt Securities of a particular series will be named in the applicable prospectus supplement. We may at any time add or delete paying agents or change the office through which any paying agent acts. We must, however, maintain a paying agent in each place of payment for the Debt Securities of a particular series. For more information, see Section 602 of the applicable Debt Securities Indenture.

All money we pay to a paying agent for the payment of the principal and any premium or interest on any Debt Security that remains unclaimed at the end of two years after payment is due will be repaid to us. After that date, the holder of that Debt Security shall be deemed an unsecured general creditor and may look only to us for these payments. For more information, see Section 603 of the applicable Debt Securities Indenture.

Redemption

You should consult the applicable prospectus supplement for any terms regarding optional or mandatory redemption of Debt Securities. Except for any provisions in the applicable prospectus supplement regarding Debt Securities redeemable at the holder’s option, Debt Securities may be redeemed only upon notice by mail not less than 30 nor more than 60 days prior to the redemption date. Further, if less than all of the Debt Securities of a series, or any tranche of a series, are to be redeemed, the Debt Securities to be redeemed will be selected by the method provided for the particular series. In the absence of a selection provision, the Debt Securities Trustee will select a fair and appropriate method of selection. For more information, see Sections 403 and 404 of the applicable Debt Securities Indenture.

A notice of redemption we provide may state:

—	that redemption is conditioned upon receipt by the paying agent on or before the redemption date of money sufficient to pay the principal of and any premium and interest on the Debt Securities; and

—	that if the money has not been received, the notice will be ineffective and we will not be required to redeem the Debt Securities.

For more information, see Section 404 of the applicable Debt Securities Indenture.

Consolidation, Merger and Sale of Assets

We may not consolidate with or merge into any other person, nor may we transfer or lease substantially all of our assets and property to any person, unless:

—	the corporation formed by the consolidation or into which we are merged, or the person that acquires by conveyance or transfer, or that leases, substantially all of our property and assets:

—	is organized and validly existing under the laws of any domestic jurisdiction; and

—	expressly assumes by supplemental indenture our obligations on the Debt Securities and under the applicable indentures;

—	immediately after giving effect to the transaction, no event of default, and no event that would become an event of default, has occurred and is continuing; and

—	we have delivered to the Debt Securities Trustee an officer’s certificate and opinion of counsel as provided in the applicable indentures.

For more information, see Section 1101 of the applicable Debt Securities Indenture.

Events of Default

Unless the applicable prospectus supplement states otherwise, “event of default” under the applicable indenture with respect to Debt Securities of any series means any of the following:

—	failure to pay any interest due on any Debt Security of that series within 30 days;

—	failure to pay principal or premium, if any, when due on any Debt Security of that series;

—	failure to make any required sinking fund payment on any Debt Securities of that series;

—

breach of or failure to perform any other covenant or warranty in the applicable indenture with respect to Debt Securities of that series for 60 days (subject to extension under certain circumstances for another 120 days) after we receive notice from the Debt Securities Trustee, or we and the Debt Securities Trustee receive notice from the holders of at least 33% in principal amount of the Debt Securities of that series outstanding under the applicable indenture according to the provisions of the applicable indenture;

—	certain events of bankruptcy, insolvency or reorganization; and

—	any other event of default set forth in the applicable prospectus supplement.

For more information, see Section 801 of the applicable Debt Securities Indenture.

An event of default with respect to a particular series of Debt Securities does not necessarily constitute an event of default with respect to the Debt Securities of any other series issued under the applicable indenture.

If an event of default with respect to a particular series of Debt Securities occurs and is continuing, either the Debt Securities Trustee or the holders of at least 33% in principal amount of the outstanding Debt Securities of that series may declare the principal amount of all of the Debt Securities of that series to be due and payable immediately. If the Debt Securities of that series are discount securities or similar Debt Securities, only the portion of the principal amount as specified in the applicable prospectus supplement may be immediately due and payable. If an event of default occurs and is continuing with respect to all series of Debt Securities issued under a Debt Securities Indenture, including all events of default relating to bankruptcy, insolvency or reorganization, the Debt Securities Trustee or the holders of at least 33% in principal amount of the outstanding Debt Securities of all series issued under that Debt Securities Indenture, considered together, may declare an acceleration of the principal amount of all series of Debt Securities issued under that Debt Securities Indenture. There is no automatic acceleration, even in the event of our bankruptcy or insolvency.

The applicable prospectus supplement may provide, with respect to a series of Debt Securities to which a credit enhancement is applicable, that the provider of the credit enhancement may, if a default has occurred and is continuing with respect to the series, have all or any part of the rights with respect to remedies that would otherwise have been exercisable by the holder of that series.

At any time after a declaration of acceleration with respect to the Debt Securities of a particular series, and before a judgment or decree for payment of the money due has been obtained, the event of default giving rise to the declaration of acceleration will, without further action, be deemed to have been waived, and the declaration and its consequences will be deemed to have been rescinded and annulled, if:

—	we have paid or deposited with the Debt Securities Trustee a sum sufficient to pay:

—	all overdue interest on all Debt Securities of the particular series;

—

the principal of and any premium on any Debt Securities of that series that have become due otherwise than by the declaration of acceleration and any interest at the rate prescribed in the Debt Securities;

—	interest upon overdue interest at the rate prescribed in the Debt Securities, to the extent payment is lawful; and

—	all amounts due to the Debt Securities Trustee under the applicable indenture; and

—

any other event of default with respect to the Debt Securities of the particular series, other than the failure to pay the principal of the Debt Securities of that series that has become due solely by the declaration of acceleration, has been cured or waived as provided in the applicable indenture.

For more information, see Section 802 of the applicable Debt Securities Indenture.

The applicable Debt Securities Indenture includes provisions as to the duties of the Debt Securities Trustee in case an event of default occurs and is continuing. Consistent with these provisions, the Debt Securities Trustee will be under no obligation to exercise any of its rights or powers at the request or direction of any of the holders unless those holders have offered to the Debt Securities Trustee reasonable indemnity against the costs, expenses and liabilities that may be incurred by it in compliance with such request or direction. For more information, see Section 903 of the applicable Debt Securities Indenture. Subject to these provisions for indemnification, the holders of a majority in principal amount of the outstanding Debt Securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the Debt Securities Trustee, or exercising any trust or power conferred on the Debt Securities Trustee, with respect to the Debt Securities of that series. For more information, see Section 812 of the applicable Debt Securities Indenture.

No holder of Debt Securities may institute any proceeding regarding the applicable indenture, or for the appointment of a receiver or a trustee, or for any other remedy under the applicable indenture unless:

—	the holder has previously given to the Debt Securities Trustee written notice of a continuing event of default of that particular series;

—

the holders of a majority in principal amount of the outstanding Debt Securities of all series with respect to which an event of default is continuing have made a written request to the Debt Securities Trustee, and have offered reasonable indemnity to the Debt Securities Trustee, to institute the proceeding as trustee; and

—

the Debt Securities Trustee has failed to institute the proceeding, and has not received from the holders of a majority in principal amount of the outstanding Debt Securities of that series a direction inconsistent with the request, within 60 days after notice, request and offer of reasonable indemnity.

For more information, see Section 807 of the applicable Debt Securities Indenture.

The preceding limitations do not apply, however, to a suit instituted by a holder of a Debt Security for the enforcement of payment of the principal of or any premium or interest on the Debt Securities on or after the applicable due date stated in the Debt Securities. For more information, see Section 808 of the applicable Debt Securities Indenture.

We must furnish annually to the Debt Securities Trustee a statement by an appropriate officer as to that officer’s knowledge of our compliance with all conditions and covenants under each of the indentures for Debt Securities. Our compliance is to be determined without regard to any grace period or notice requirement under the respective indenture. For more information, see Section 606 of the applicable Debt Securities Indenture.

Modification and Waiver

We and the Debt Securities Trustee, without the consent of the holders of the Debt Securities, may enter into one or more supplemental indentures for any of the following purposes:

—	to evidence the assumption by any permitted successor of our covenants in the applicable indenture and the Debt Securities;

—	to add one or more covenants or other provisions for the benefit of the holders of outstanding Debt Securities or to surrender any right or power conferred upon us by the applicable indenture;

—	to add any additional events of default;

—

to change or eliminate any provision of the applicable indenture or add any new provision to it, but if this action would adversely affect the interests of the holders of any particular series of Debt Securities in any material respect, the action will not become effective with respect to that series while any Debt Securities of that series remain outstanding under the applicable indenture;

—	to provide collateral security for the Debt Securities;

—	to establish the form or terms of Debt Securities according to the provisions of the applicable indenture;

—

to evidence the acceptance of appointment of a successor Debt Securities Trustee under the applicable indenture with respect to one or more series of the Debt Securities and to add to or change any of the provisions of the applicable indenture as necessary to provide for trust administration under the applicable indenture by more than one trustee;

—	to provide for the procedures required to permit the use of a non-certificated system of registration for any series of Debt Securities;

—	to change any place where:

—	the principal of and any premium and interest on any Debt Securities are payable;

—	any Debt Securities may be surrendered for registration of transfer or exchange; or

—	notices and demands to or upon us regarding Debt Securities and the applicable indentures may be served; or

—	to cure any ambiguity or inconsistency, but only by means of changes or additions that will not adversely affect the interests of the holders of Debt Securities of any series in any material respect.

For more information, see Section 1201 of the applicable Debt Securities Indenture.

The holders of at least a majority in aggregate principal amount of the outstanding Debt Securities of any series may waive:

—	compliance by us with certain provisions of the applicable indenture (see Section 607 of the applicable Debt Securities Indenture); and

—

any past default under the applicable indenture, except a default in the payment of principal, premium, or interest and certain covenants and provisions of the applicable indenture that cannot be modified or amended without consent of the holder of each outstanding Debt Security of the series affected (see Section 813 of the applicable Debt Securities Indenture).

The Trust Indenture Act of 1939 may be amended after the date of the applicable indenture to require changes to the indenture. In this event, the indenture will be deemed to have been amended so as to effect the changes, and we and the Debt Securities Trustee may, without the consent of any holders, enter into one or more supplemental indentures to evidence or effect the amendment. For more information, see Section 1201 of the applicable Debt Securities Indenture.

Except as provided in this section, the consent of the holders of a majority in aggregate principal amount of the outstanding Debt Securities issued pursuant to a Debt Securities Indenture, considered as one class, is required to change in any manner the applicable indenture pursuant to one or more supplemental indentures. If less than all of the series of Debt Securities outstanding under a Debt Securities Indenture are directly affected by a proposed supplemental indenture, however, only the consent of the holders of a majority in aggregate principal amount of the outstanding Debt Securities of all series directly affected, considered as one class, will be required. Furthermore, if the Debt Securities of any series have been issued in more than one tranche and if the proposed supplemental indenture directly affects the rights of the holders of one or more, but not all, tranches, only the consent of the holders of a majority in aggregate principal amount of the outstanding Debt Securities of all tranches directly affected, considered as one class, will be required. In addition, an amendment or modification:

—	may not, without the consent of the holder of each outstanding Debt Security affected:

—	change the maturity of the principal of, or any installment of principal of or interest on, any Debt Securities;

—	reduce the principal amount or the rate of interest, or the amount of any installment of interest, or change the method of calculating the rate of interest;

—	reduce any premium payable upon the redemption of the Debt Securities;

—	reduce the amount of the principal of any Debt Security originally issued at a discount from the stated principal amount that would be due and payable upon a declaration of acceleration of maturity;

—	change the currency or other property in which a Debt Security or premium or interest on a Debt Security is payable; or

—	impair the right to institute suit for the enforcement of any payment on or after the stated maturity, or in the case of redemption, on or after the redemption date, of any Debt Securities;

—

may not reduce the percentage of principal amount requirement for consent of the holders for any supplemental indenture, or for any waiver of compliance with any provision of or any default under the applicable indenture, or reduce the requirements for quorum or voting, without the consent of the holder of each outstanding Debt Security of each series or tranche affected; and

—

may not modify provisions of the applicable indenture relating to supplemental indentures, waivers of certain covenants and waivers of past defaults with respect to the Debt Securities of any series, or any tranche of a series, without the consent of the holder of each outstanding Debt Security affected.

A supplemental indenture will be deemed not to affect the rights under the applicable indenture of the holders of any series or tranche of the Debt Securities if the supplemental indenture:

—

changes or eliminates any covenant or other provision of the applicable indenture expressly included solely for the benefit of one or more other particular series of Debt Securities or tranches thereof; or

—	modifies the rights of the holders of Debt Securities of any other series or tranches with respect to any covenant or other provision.

For more information, see Section 1202 of the applicable Debt Securities Indenture.

If we solicit from holders of the Debt Securities any type of action, we may at our option by board resolution fix in advance a record date for the determination of the holders entitled to vote on the action. We shall have no obligation, however, to do so. If we fix a record date, the action may be taken before or after the record date, but only the holders of record at the close of business on the record date shall be deemed to be holders for the purposes of determining whether holders of the requisite proportion of the outstanding Debt Securities have authorized the action. For that purpose, the outstanding Debt Securities shall be computed as of the record date. Any holder action shall bind every future holder of the same security and the holder of every security issued upon the registration of transfer of or in exchange for or in lieu of the security in respect of anything done or permitted by the Debt Securities Trustee or us in reliance on that action, whether or not notation of the action is made upon the security. For more information, see Section 104 of the applicable Debt Securities Indenture.

Defeasance

Unless the applicable prospectus supplement provides otherwise, any Debt Security, or portion of the principal amount of a Debt Security, will be deemed to have been paid for purposes of the applicable indenture, and, at our election, our entire indebtedness in respect of the Debt Security, or portion thereof, will be deemed to have been satisfied and discharged, if we have irrevocably deposited with the Debt Securities Trustee or any paying agent other than us, in trust money, certain eligible obligations, as defined in the applicable indenture, or a combination of the two, sufficient to pay principal of and any premium and interest due and to become due on the

Debt Security or portion thereof. For more information, see Section 701 of the applicable Debt Securities Indenture. For this purpose, unless the applicable prospectus supplement provides otherwise, eligible obligations include direct obligations of, or obligations unconditionally guaranteed by, the United States, entitled to the benefit of full faith and credit of the United States, and certificates, depositary receipts or other instruments that evidence a direct ownership interest in those obligations or in any specific interest or principal payments due in respect of those obligations.

Resignation, Removal of Debt Securities Trustee; Appointment of Successor

The Debt Securities Trustee may resign at any time by giving written notice to us or may be removed at any time by an action of the holders of a majority in principal amount of outstanding Debt Securities delivered to the Debt Securities Trustee and us. No resignation or removal of the Debt Securities Trustee and no appointment of a successor trustee will become effective until a successor trustee accepts appointment in accordance with the requirements of the applicable indenture. So long as no event of default or event that would become an event of default has occurred and is continuing, and except with respect to a Debt Securities Trustee appointed by an action of the holders, if we have delivered to the Debt Securities Trustee a resolution of our board of directors appointing a successor trustee and the successor trustee has accepted the appointment in accordance with the terms of the applicable indenture, the Debt Securities Trustee will be deemed to have resigned and the successor trustee will be deemed to have been appointed as trustee in accordance with the applicable indenture. For more information, see Section 910 of the applicable Debt Securities Indenture.

Notices

We will give notices to holders of Debt Securities by mail to their addresses as they appear in the Debt Security Register. For more information, see Section 106 of the applicable Debt Securities Indenture.

Title

The Debt Securities Trustee and its agents, and we and our agents, may treat the person in whose name a Debt Security is registered as the absolute owner of that Debt Security, whether or not that Debt Security may be overdue, for the purpose of making payment and for all other purposes. For more information, see Section 308 of the applicable Debt Securities Indenture.

Governing Law

The Debt Securities Indentures and the Debt Securities, including any Subordinated Debt Securities Indentures and Subordinated Debt Securities, will be governed by, and construed in accordance with, the law of the State of New York. For more information, see Section 112 of the applicable Debt Securities Indenture.

Relationship With the Current Trustee or Future Trustees

In the normal course of business, the Trustee under our Indenture (For Debt Securities), dated as of December 7, 2005, or its affiliates provides, and any future trustee or its affiliates may, from time to time, provide certain commercial banking, investment banking, and securities underwriting services to us and our affiliates. The Debt Securities Trustee’s affiliate currently serves as Mortgage Trustee under our Mortgage described above.

DESCRIPTION OF PREFERRED STOCK

The following summary of the characteristics of our preferred stock is a summary and is qualified in all respects by reference to our amended articles of incorporation and bylaws, each as amended, copies of which are filed as exhibits to the registration statement of which this prospectus is a part. You should carefully read each of these documents in order to fully understand the terms and provisions of our preferred stock.

Reference is also made to the laws of the State of Florida.

General

Our authorized preferred stock consists of the following classes with the following number of authorized shares per class:

—	Cumulative Preferred Stock — 4,000,000 shares with a par value of $100 per share; and

—	Cumulative Preferred Stock — 5,000,000 shares with no par value.

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Our board of directors may authorize the preferred stock to be issued from time to time as one or more series of preferred stock. For each new series of preferred stock, the board of directors, within the limitations and restrictions stated in Article III(B) of our articles of incorporation, may establish the number of shares in each series and to fix the designation, powers, preferences and rights of each such series and the qualifications, limitations or restrictions thereof. Generally, each class of our preferred stock ranks equally with each other class and senior to our preference stock and our common stock.

$100 Cumulative Preferred Stock

Our articles of incorporation authorize 4,000,000 shares of Cumulative Preferred Stock with a par value of $100 per share (“$100 Cumulative Preferred Stock”). We have the following five designated series of $100 Cumulative Preferred Stock with the corresponding number of authorized and outstanding shares as of December 31, 2011: (i) 40,000 shares of 4.00% Series authorized, 39,980 shares outstanding; (ii) 40,000 shares of 4.60% Series authorized, 39,997 shares outstanding; (iii) 80,000 shares of 4.75% Series authorized and outstanding; (iv) 75,000 shares of 4.40% Series authorized and outstanding; and (v) 100,000 shares of 4.58% Series authorized, 99,990 shares outstanding. All of our other previously designated series of $100 Cumulative Preferred Stock have been redeemed or retired. The terms of the $100 Cumulative Preferred Stock generally include:

—

cumulative quarterly dividends of a rate fixed by the board of directors at the time the series is issued. Currently, the five separate series of outstanding $100 Cumulative Preferred Stock have the following dividend rates:

—	$100 Cumulative Preferred Stock, 4.00% Series — 4.00% per annum;

—	$100 Cumulative Preferred Stock, 4.60% Series — 4.60% per annum;

—	$100 Cumulative Preferred Stock, 4.75% Series — 4.75% per annum;

—	$100 Cumulative Preferred Stock, 4.40% Series — 4.40% per annum; and

—	$100 Cumulative Preferred Stock, 4.58% Series — 4.58% per annum;

—

a liquidation preference, which may vary depending on whether the liquidation is voluntary or involuntary. The holders of each series of $100 Cumulative Preferred Stock will be entitled to receive: (i) in the event of an involuntary liquidation, the par or stated value of the shares of the series, plus all accrued and unpaid dividends; or (ii) in the event of a voluntary liquidation, the redemption price fixed by the board of directors at the time the series was issued, or in the event the shares of a particular series are not then redeemable, the amount specified in the foregoing clause (i); and

—

redemption rights at a price per share fixed by the board of directors at the time the series is issued. Currently, the five separate series of outstanding $100 Cumulative Preferred Stock have the following redemption prices:

—	$100 Cumulative Preferred Stock, 4.00% Series — $104.25 per share, plus accrued and unpaid dividends;

—	$100 Cumulative Preferred Stock, 4.60% Series — $103.25 per share, plus accrued and unpaid dividends;

—	$100 Cumulative Preferred Stock, 4.75% Series — $102.00 per share, plus accrued and unpaid dividends;

—	$100 Cumulative Preferred Stock, 4.40% Series — $102.00 per share, plus accrued and unpaid dividends; and

—	$100 Cumulative Preferred Stock, 4.58% Series — $101.00 per share, plus accrued and unpaid dividends.

No Par Cumulative Preferred Stock

Our articles of incorporation authorize 5,000,000 shares of Cumulative Preferred Stock with no par value (“No Par Cumulative Preferred Stock”), none of which were outstanding as of December 31, 2011. The terms of the No Par Cumulative Preferred Stock generally include:

—	cumulative quarterly dividends of a rate fixed by the board of directors at the time the series is issued; and

—

a liquidation preference, which may vary depending on whether the liquidation is voluntary or involuntary. The holders of each series of No Par Cumulative Preferred Stock will be entitled to receive: (i) in the event of an involuntary liquidation, the par or stated value of the shares of the series, plus all accrued and unpaid dividends; or (ii) in the event of a voluntary liquidation, the redemption price fixed by the board of directors at the time the series was issued, or in the event the shares of a particular series are not then redeemable, the amount specified in the foregoing clause (i).

Prior to the issuance of any shares of No Par Cumulative Preferred Stock, the board of directors shall establish a stated value for the shares of each series. This stated value cannot exceed the lesser of $100 per share or the consideration to be received for each share.

Certain Voting Rights of Preferred Stock Holders

Holders of our preferred stock do not have a right to vote in elections of directors or on any other matter, except as required by law or as specifically required under our amended articles of incorporation. In the event that we have not made distributions with respect to any of our preferred stock for a period of at least four quarters, until all dividends accumulated through the current dividend period have been paid, our articles of incorporation permit the holders of our preferred stock to elect a majority of the directors to our board of directors. Additionally, our amended articles of incorporation permit the holders of our preferred stock to vote on certain amendments to our amended articles of incorporation that materially and adversely affect the rights, preferences or privileges of the preferred stock. When entitled to vote, each share of our $100 Cumulative Preferred Stock and No Par Cumulative Preferred Stock having a stated value of $100 per share is generally entitled to one vote per share, while each share of No Par Cumulative Preferred Stock having a stated value less than $100 per share is generally entitled to that fraction of a vote per share equal to the quotient of a fraction, the numerator of which is the stated value of the share and the denominator of which is $100. In the event the holders of our preferred stock acquire the right to elect directors as set forth above, such holders are entitled to cumulate their votes in the election of the directors.

Dividend Restrictions and Certain Covenants

Unless dividends on all outstanding shares of each series of our preferred stock shall have been paid, or declared and set aside for payment, we cannot:

—

pay or declare dividends (other than dividends payable in common stock or any other stock subordinate to our preferred stock) on, or make any other distribution on, our common stock or any other stock subordinate to our preferred stock; or

—	purchase or otherwise acquire for value our common stock or any other stock subordinate to our preferred stock.

So long as any shares of our preferred stock are outstanding, we cannot pay any dividends on (other than dividends payable in common stock or any other stock subordinate to our preferred stock), make any distribution on, or purchase or otherwise acquire for value, any of our common stock or other stock subordinate to our preferred stock, if after giving effect to such dividend, distribution or purchase, the aggregate amount of such dividends, distributions or purchases paid or made since April 30, 1944 exceeds the sum of:

—	all credits to earned surplus since April 30, 1944; and

—

all amounts credited to capital surplus since April 30, 1944, arising from the donation of cash or securities (other than securities junior to our preferred stock as to assets and dividends) to us or transfers of amounts from earned surplus to capital surplus.

In addition, so long as any shares of our preferred stock are outstanding:

—

if and so long as our common stock equity (as defined below) at the end of the calendar month immediately preceding the date on which a dividend on our common stock is declared is, or as a result of such dividend would become, less than 20% of our total capitalization (as defined below), we shall not declare dividends on our common stock in an amount which, together with all other dividends on our common stock declared within the year ending on the date of such dividend declaration, exceeds 50% of the net income of the corporation available for dividends on common stock (as defined below) for the 12 months immediately preceding the month in which such dividend is declared;

—

if and so long as our common stock equity at the end of the calendar month immediately preceding the date on which a dividend on our common stock is declared is, or as a result of such dividend would become, less than 25%, but not less than 20%, of our total capitalization, we shall not declare dividends on our common stock in an amount which, together with all other dividends on our common stock declared within the year ending on the date of such dividend declaration, exceeds 75% of the net income of the corporation available for dividends on common stock for the 12 months immediately preceding the month in which such dividend is declared; and

—

at any time when our common stock equity is 25% or more of total capitalization, we may not pay dividends on shares of our common stock which would reduce common stock equity below 25% of total capitalization; provided, however, that even though the payment of such dividends would reduce our common stock equity below 25% of total capitalization, we may declare such dividends to the extent that the same, together with all dividends on our common stock declared within the year ending on the date of such dividend declaration do not exceed 75% of our net income available for dividends on common stock for the 12 months immediately preceding the month in which such dividends are declared.

So long as any shares of our preferred stock are outstanding, we cannot, without the consent of the holders of the shares of our preferred stock entitled to cast at least two-thirds of the votes thereon:

—

create or authorize any kind of stock ranking prior to or on a parity with any of our preferred stock as to assets or dividends, or create or authorize any security convertible into shares of such stock; or

—

amend, alter, change or repeal any of the terms of any of our preferred stock then outstanding in a manner prejudicial to the holders thereof; provided, however, that if any such amendment, alteration, change or repeal would be prejudicial to the holders of shares of one or more, but not all, of the series of our preferred stock, such consent shall be required only from the holders of at least two-thirds of the series so affected.

So long as any shares of our preferred stock are outstanding, we cannot, without the consent of the holders of the shares of our preferred stock entitled to cast at least a majority of the votes thereon:

—	increase the total authorized amount of our preferred stock;

—	issue any shares of our preferred stock, unless for any period of 12 consecutive calendar months within the 15 calendar months immediately preceding the month of issuance:

—

our net earnings applicable to the payment of dividends on shares of our preferred stock is at least two times the annual dividend requirements on all shares of our preferred stock to be outstanding immediately after the proposed issuance (excluding from the foregoing calculation all stock to be retired in connection with the proposed issuance); and

—

our net earnings available for the payment of interest charges on our indebtedness is at least one and one-half times the sum of (i) the annual interest charges on our indebtedness and (ii) the annual dividend requirements on all shares of our preferred stock to be outstanding immediately after the proposed issuance (excluding from the foregoing calculation all indebtedness and stock to be retired in connection with the proposed issuance);

—

issue or incur additional indebtedness maturing more than 12 months from the date of issue, or issue any additional shares of preferred stock, unless immediately after such issuance, the aggregate of the principal amount of indebtedness then maturing in more than 12 months and the par value or stated value of preferred stock then outstanding shall be less than 75% of our total capitalization;

—

issue any shares of our preferred stock, unless the aggregate of our capital applicable to our common stock and our surplus is not less than the amount payable upon involuntary dissolution to the holders of our preferred stock to be outstanding immediately after the proposed issuance (excluding from the foregoing calculation stock to be retired in connection with the proposed issuance); provided that no portion of our surplus used to meet the requirements of the foregoing calculation shall be available for dividends or distributions upon our common stock after such issuance and until such shares or a like number of other shares of our preferred stock shall have been retired; or

—

merge or consolidate with or into any other corporation; provided that this restriction shall not apply to a merger pursuant to any provision of law which authorizes us, without shareholder action, to be the surviving party if the terms of the merger do not alter the provisions of our amended articles of incorporation (except as to our corporate name) nor otherwise affect our outstanding shares.

As used herein under the caption “Description of Preferred Stock — Dividend Restrictions and Certain Covenants,” the following terms shall have the meanings set forth below.

—

The term “common stock equity” shall mean the sum of the amount of the par or stated value of the issued and outstanding shares of our common stock and the surplus (including capital or paid-in surplus) and premium on our common stock, less the amount known, or estimated if not known, to represent the excess, if any, of recorded value over original cost of used and useful utility plant and other property, and less any items set forth on the asset side of the balance sheet as a result of accounting convention such as unamortized debt discount and expense, capital stock discount and expense, and the aggregate, if any, of all accrued and unpaid dividends upon all outstanding shares of all series of our preferred stock, unless such amount or items to be deducted in the determination of common stock equity are provided for by reserves.

—

The term “total capitalization” shall mean the aggregate of the par or stated value of the issued and outstanding shares of all classes of our stock and the surplus (including capital or paid-in surplus) and premium on our capital stock, plus the principal amount of all outstanding debt maturing more than 12 months from the date of the determination of total capitalization.

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The term “dividends on common stock” shall include dividends or other distributions on or the purchase or other acquisition for value of shares of our common stock, but shall not include dividends payable solely in shares of our common stock.

—

The term “net income of the corporation available for dividends on capital stock” for any 12 month period shall mean an amount equal to the sum of the operating revenues and income from investments and other miscellaneous income for such period, less all accrued operating expenses for such period, including maintenance and provision for depreciation or retirements, income and excess profits and other taxes, interest charges, and amortization charges, all as shall be determined in accordance with generally accepted accounting principles, and less also current and accrued dividends on all outstanding shares of our stock ranking prior to our common stock as to dividends or assets.

Transfer Agent

The transfer agent and registrar for the 4.00% Series, 4.60% Series, 4.75% Series, 4.40% Series, and 4.58% Series of our $100 Cumulative Preferred Stock is Computershare Trust Company, N.A. The transfer agent and registrar for our other series of preferred stock will be set forth in the applicable prospectus supplement.

Future Series of Preferred Stock

Our board of directors may authorize the preferred stock to be issued from time to time as one or more series of preferred stock. All shares of preferred stock of all series shall be of equal rank and all shares of any particular series of preferred stock shall be identical, except as to the date or dates from which dividends thereon shall be cumulative. For each new series of preferred stock, the board of directors, within the limitations and restrictions stated in Article III(B) of our articles of incorporation, may establish:

—	the number of shares in each series;

—	the annual dividend rate;

—	the date from which dividends shall be cumulative;

—	the redemption price(s) (if any);

—	the time(s) and the amount of shares and other terms with respect to the redemption of shares;

—	any sinking fund provisions;

—	the conversion, participating or other special rights; and

—	the qualifications, limitations or restrictions thereof.

The terms of any future preferred stock offered will be set forth in a prospectus supplement.

GLOBAL SECURITIES

We may issue some or all of our securities of any series as global securities. We will register each global security in the name of a depositary identified in the applicable prospectus supplement. The global securities will be deposited with a depositary or nominee or custodian for the depositary and will bear a legend regarding restrictions on exchanges and registration of transfer as discussed below and any other matters to be provided pursuant to the indenture.

As long as the depositary or its nominee is the registered holder of a global security, that person will be considered the sole owner and holder of the global security and the securities represented by it for all purposes under the securities and the indenture. Except in limited circumstances, owners of a beneficial interest in a global security:

—	will not be entitled to have the global security or any securities represented by it registered in their names;

—	will not receive or be entitled to receive physical delivery of certificated securities in exchange for the global security; and

—	will not be considered to be the owners or holders of the global security or any securities represented by it for any purposes under the securities or the indenture.

We will make all payments of principal and any premium and interest on a global security to the depositary or its nominee as the holder of the global security. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.

Ownership of beneficial interests in a global security will be limited to institutions having accounts with the depositary or its nominee, called “participants” for purposes of this discussion, and to persons that hold beneficial interests through participants. When a global security is issued, the depositary will credit on its book-entry, registration and transfer system the principal amounts of securities represented by the global security to the accounts of its participants. Ownership of beneficial interests in a global security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by:

—	the depositary, with respect to participants’ interests; or

—	any participant, with respect to interests of persons held by the participants on their behalf.

Payments by participants to owners of beneficial interests held through the participants will be the responsibility of the participants. The depositary may from time to time adopt various policies and procedures governing payments, transfers, exchanges and other matters relating to beneficial interests in a global security. None of the following will have any responsibility or liability for any aspect of the depositary’s or any participant’s records relating to, or for payments made on account of, beneficial interests in a global security, or for maintaining, supervising or reviewing any records relating to those beneficial interests:

—	us or our affiliates;

—	the trustee under any indenture; or

—	any agent of any of the above.

PLAN OF DISTRIBUTION

We may sell the securities:

—	through underwriters or dealers;

—	directly through a limited number of institutional or other purchasers or to a single purchaser;

—	through agents; or

—	by any other legal means.

The applicable prospectus supplement will set forth the terms under which the securities are offered, including:

—	the names of any underwriters, dealers or agents, and the respective amounts underwritten by each;

—	the purchase price and the net proceeds to us from the sale;

—	any underwriting discounts and other items constituting underwriters’ compensation;

—	any initial public offering price;

—	any discounts or concessions allowed, re-allowed or paid to dealers; and

—	any securities exchanges on which we may list any offered securities.

We or any underwriters or dealers may change from time to time any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers.

If we use underwriters in the sale, the securities will be acquired by the underwriters for their own account and may be resold in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of the sale. Unless the applicable prospectus supplement states otherwise, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be severally obligated to purchase all of the securities, except that in certain cases involving a default by an underwriter, less than all of the securities may be purchased. If we sell securities through an agent, the applicable prospectus supplement will state the name and any commission payable by us to the agent. Unless the prospectus supplement provides otherwise, any agent acting for us will be acting on a best efforts basis for the period of its appointment.

The applicable prospectus supplement will state whether we will authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase securities at the public offering price set forth in the prospectus supplement or free writing prospectus pursuant to delayed delivery contracts providing for payment and delivery on a specified future date. These contracts will be subject to the conditions set forth in the prospectus supplement. Additionally, the prospectus supplement will set forth the commission payable for solicitation of these contracts.

Agents and underwriters may be entitled, under agreements with us, to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended.

EXPERTS

The financial statements, and the related financial statement schedule, incorporated in this prospectus by reference from the Florida Power Corporation d/b/a Progress Energy Florida, Inc. Annual Report on Form 10-K, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

Unless the applicable prospectus supplement provides otherwise, R. Alexander Glenn, General Counsel of Florida Power Corporation, and Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P., our outside counsel, will issue opinions about the legality of the offered securities for us. Unless the applicable prospectus supplement provides otherwise, any underwriters or agents will be advised about issues relating to any offering by their legal counsel, Dewey & LeBoeuf LLP of New York, New York. As of December 31, 2011, Mr. Glenn beneficially owned, or had options to acquire, a number of shares of Progress Energy, Inc. common stock, which represented less than 0.1% of the total outstanding common stock. Mr. Glenn is acquiring additional shares of Progress Energy, Inc. common stock at regular intervals as a participant in the Progress Energy 401(k) Savings & Stock Ownership Plan.